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Logitech International S.A.
(Name of Registrant as Specified in its Charter)

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LOGITECH INTERNATIONAL S.A.

INVITATION AND PROXY STATEMENT

FOR THE

2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS

July 23, 2009

To our shareholders:

     You are cordially invited to attend Logitech’s 2009 Annual General Meeting. The meeting will be held on Tuesday, September 1, 2009 at 2:30 p.m. at the Palais De Beaulieu, Rome Room, in Lausanne, Switzerland.

     Enclosed is the Invitation and Proxy Statement for the meeting, which includes an agenda and discussion of the items to be voted on at the meeting, information on how you can exercise your voting rights, information concerning Logitech’s compensation of its Board members and executive officers and other relevant information.

     Whether or not you plan to attend the Annual General Meeting, your vote is important.

     Thank you for your continued support of Logitech.

GUERRINO DE LUCA
Chairman of the Board

LOGITECH INTERNATIONAL S.A.

Invitation to the Annual General Meeting
Tuesday, September 1, 2009
2:30 p.m. (registration starts at 1:30 p.m.)
Palais de Beaulieu – Lausanne, Switzerland

*****

AGENDA

A. Reports

Report on Operations for the fiscal year ended March 31, 2009

B. Proposals

1.	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2009

2.	Advisory vote on compensation philosophy, policies and practices

3.	Appropriation of retained earnings without payment of a dividend

4.	Increase of the number of shares available for issuance under the 2006 Stock Incentive Plan

5.	Release of the Board of Directors and Executive Officers for activities during fiscal year 2009

6.	Elections to the Board of Directors

	6.1.	Re-election of Mr. Erh-Hsun Chang

	6.2.	Re-election of Mr. Kee-Lock Chua

7.	Re-election of PricewaterhouseCoopers S.A. as auditors

Apples, Switzerland, July 23, 2009

The Board of Directors

QUESTIONS AND ANSWERS ABOUT THE LOGITECH
2009 ANNUAL GENERAL MEETING

GENERAL INFORMATION FOR ALL SHAREHOLDERS

Why am I receiving this “Invitation and Proxy Statement”?

     This document is designed to comply with both Swiss corporate law and U.S. proxy statement rules. Outside of the U.S. and Canada this Invitation and Proxy Statement will be delivered to registered shareholders with certain portions translated into French and German. We made copies of this Invitation and Proxy Statement available to shareholders beginning on July 23, 2009.

Who is entitled to vote at the meeting?

     Shareholders registered in the Share Register of Logitech International S.A. (including in the sub-register maintained by Logitech’s U.S. transfer agent, The Bank of New York Mellon Corporation) on Thursday, August 27 2009 have the right to vote. No shareholders will be entered in the Share Register between August 28, 2009 and the day following the meeting. As of June 30, 2009 there were [        ] shares registered and entitled to vote out of a total of [        ] Logitech shares outstanding. The actual number of registered shares that will be entitled to vote at the meeting will vary depending on how many more shares are registered, or deregistered, between June 30, 2009 and August 27, 2009.

     For information on the criteria for the determination of the U.S. and Canadian “street name” beneficial owners who may vote with respect to the meeting, please refer to “Further Information for U.S. and Canadian “Street Name” Beneficial Owners”, below.

Who is a registered shareholder?

     If your shares are registered directly in your name with us in the Share Register of Logitech International S.A., or in our sub-register maintained by our U.S. transfer agent, The Bank of New York Mellon Corporation, you are considered a registered shareholder, and this Invitation and Proxy Statement and related materials are being sent to you directly by Logitech.

Who is a beneficial owner with shares registered in the name of a custodian, or “street name” owner?

     Shareholders that have not requested registration on our Share Register directly, and hold shares through a broker, trustee or nominee or other similar organization that is a registered shareholder, are beneficial owners of shares registered in the name of a custodian. If you hold your Logitech shares through a U.S. or Canadian broker, trustee or nominee or other similar organization (also called holding in “street name”), which is the typical practice of our shareholders in the U.S. and Canada, the organization holding your account is considered the registered shareholder for purposes of voting at the meeting, and this Invitation and Proxy Statement and related materials are being sent or made available to you by them. You have the right to direct that organization on how to vote the shares held in your account.

Why is it important for me to vote?

     Logitech is a public company and key decisions can only be made by shareholders. Whether or not you plan to attend, your vote is important so that your shares are represented.

How many registered shares must be present or represented to conduct business at the meeting?

     There is no quorum requirement for the meeting. Under Swiss law, public companies do not have specific quorum requirements for shareholder meetings, and our Articles of Incorporation do not otherwise provide for a quorum requirement.

Where are Logitech’s principal executive offices?

     Logitech’s principal executive office in Switzerland is at Moulin du Choc D, 1122 Romanel-sur-Morges, Switzerland, and our principal executive office in the United States is at 6505 Kaiser Drive, Fremont, California 94555. Logitech’s main telephone number in Switzerland is +41-(0)21-863-5111 and our main telephone number in the United States is +510-795-8500.

How can I obtain Logitech’s annual report and other annual reporting materials?

     A copy of our 2009 Annual Report to Shareholders, this Invitation and Proxy Statement and our Annual Report on Form 10-K for fiscal year 2009 filed with the U.S. Securities and Exchange Commission are available on our website at http://ir.logitech.com. Shareholders also may request free copies of these materials at our principal executive offices in Switzerland or the United States, at the addresses and phone numbers above.

Where can I find the voting results of the meeting?

     We intend to announce voting results at the meeting and issue a press release promptly after the meeting. We will also post results on our website at http://ir.logitech.com and in our quarterly report for the fiscal quarter ending September 30, 2009.

If I am not a registered shareholder, can I attend and vote at the meeting?

     You may not attend the meeting and vote your shares in person at the meeting unless you either become a registered shareholder by August 27, 2009 or you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. If you hold your shares through a non-U.S. or non-Canadian broker, trustee or nominee, you may become a registered shareholder by contacting our Share Registrar at our principal executive offices in Switzerland, at the above address, and following their registration instructions or, in certain countries, by requesting registration through the bank or brokerage through which you hold your shares. If you hold your shares through a U.S. or Canadian broker, trustee or nominee, you may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions.

FURTHER INFORMATION FOR REGISTERED SHAREHOLDERS

How can I vote if I do not plan to attend the meeting?

     If you do not plan to attend the meeting you may mark the applicable box under Option 3 on the enclosed Response Coupon to appoint either Logitech or the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. Please provide your voting instructions by marking the applicable boxes beside the agenda items on the Response Coupon and sign, date and promptly mail your completed Response Coupon using the appropriate enclosed postage paid envelope. If you sign and return the Response Coupon but do not provide voting instructions for some or all agenda items, your voting rights will be exercised in favor of the Proposals of the Board of Directors (the “Board”). Please refer to the Response Coupon for more instructions.

How can I attend the meeting?

     If you wish to attend the meeting, please mark Option 1 on the Response Coupon, and send the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by August 21, 2009. We will send you an admission card for the meeting. If an admission card is not received by you prior to the meeting and you are a registered shareholder as of August 27, 2009, you may attend the meeting by presenting proof of identification at the meeting.

Can I have another person represent me at the meeting?

     Yes. If you would like someone other than either Logitech or the Independent Representative to represent you at the meeting, please mark Option 2 on the Response Coupon and provide the name and address of the person you want to represent you. Please return the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by August 21, 2009. We will send an admission card for the meeting to your representative. If the name and address instructions you provide are not clear Logitech will send the admission card to you, and you must forward it to your representative.

Can I sell my shares before the meeting if I have voted?

     Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s Share Registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the Share Register closes on Thursday, August 27, 2009 will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

If I vote by proxy using the Response Coupon, can I change my vote after I have voted?

     You may change your vote at any time before the final vote at the meeting. You may revoke your vote by requesting a new Response Coupon from us, and we will cancel your prior Response Coupon. If you wish to vote again you may complete the new Response Coupon and return it to us, or you may attend the meeting and vote in person. However, your attendance at the meeting will not automatically revoke your Response Coupon unless you vote again at the meeting or specifically request in writing that your prior Response Coupon be revoked.

If I vote by proxy using the Response Coupon, what happens if I do not give specific voting instructions?

     If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, your voting rights will be exercised in favor of the Proposals of the Board of Directors. In addition, if you provide discretionary voting instructions in the Response Coupon, and other matters are properly presented for voting at the meeting, your voting rights will be exercised in favor of the recommendations of the Board of Directors at the meeting on such matters.

     In addition, if your shares are represented at the meeting by an institution subject to the Swiss Federal Law on Banks and Savings Institutions, or by a professional asset manager subject to Swiss jurisdiction, and if you do not provide the institution or asset manager with general or specific voting instructions, the institution or asset manager will be obliged under Swiss law to exercise the voting rights of your shares in the manner recommended by the Board of Directors.

Who can I contact if I have questions?

     If you have any questions or need assistance in voting your shares, please call us at +1-510-713-4220 or e-mail us at investorrelations@logitech.com.

FURTHER INFORMATION FOR U.S. OR CANADIAN “STREET NAME” BENEFICIAL OWNERS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

     We have provided access to our proxy materials over the Internet to beneficial owners holding their shares in “street name” through a U.S. or Canadian broker, trustee or nominee. Accordingly, such brokers, trustees or nominees are forwarding a Notice of Internet Availability of Proxy Materials (the “Notice”) to such beneficial owners. All such shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, beneficial owners holding their shares in street name through a U.S. or Canadian broker, trustee or nominee may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

     The Notice will provide you with instructions regarding how to:

  View our proxy materials for the meeting on the Internet; and

  Instruct us to send our future proxy materials to you electronically by email.

     Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may provide voting instructions for the meeting?

     For purposes of U.S. or Canadian beneficial shareholder voting, shareholders holding shares through a U.S. or Canadian broker, trustee or nominee organization on July 13, 2009 may direct the organization on how to vote. Logitech has made arrangements with a service company to U.S. and Canadian brokers, trustees and nominee organizations for that service company to provide a reconciliation of share positions of U.S. and Canadian “street name” beneficial owners between July 13, 2009 and August 19, 2009, which Logitech determined is the last practicable date before the meeting for such a reconciliation. These arrangements are intended to result in the following adjustments: If a U.S. or Canadian “street name” beneficial owner as of July 13, 2009 votes but subsequently sells their shares before August 19, 2009, their votes will be cancelled. A U.S. or Canadian “street name” beneficial owner as of July 13, 2009 that has voted and subsequently increases or decreases their shareholdings but remains a beneficial owner as of August 19, 2009 will have their votes increased or decreased to reflect their shareholdings as of August 19, 2009.

     If you acquire Logitech shares in “street name” after July 13, 2009 through a U.S. or Canadian broker, trustee or nominee, and wish to vote at the meeting or provide voting instructions by proxy, you must become a registered shareholder. You may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions. In order to allow adequate time for registration, for proxy materials to be sent to you, and for your voting instructions to be returned to us before the meeting, please begin the registration process as far before August 27, 2009 as possible.

If I am a U.S. or Canadian “street name” beneficial owner, how do I vote?

     If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the meeting, you must obtain a valid proxy from the organization that holds your shares.

     If you do not wish to vote in person, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

What happens if I do not give specific voting instructions?

     If you are a beneficial owner of shares held in “street name” in the United States or Canada and do not provide your broker, trustee or nominee with specific voting instructions, then under the rules of various national and regional securities exchanges, your broker, trustee or nominee may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on such matter and will not be considered votes cast on the applicable Proposal. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice. We believe the following Proposals will be considered non-routine: Proposal 2 (Appropriation of retained earnings without payment of a dividend), Proposal 3 (Advisory vote on compensation philosophy, policies and practices), and Proposal 4 (Increase of the number of shares available for issuance under the 2006 Stock Incentive Plan). All other Proposals involve matters that we believe will be considered routine. Any “broker non-votes” on any Proposals will not be considered votes cast on the Proposal.

What is the deadline for delivering my voting instructions?

     If you hold your shares through a U.S. or Canadian bank or brokerage or other custodian you have until 11:59 pm (U.S. Eastern Daylight Time) on August 28, 2009 to deliver your voting instructions.

Can I change my vote after I have voted?

     You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person, if you have a “legal proxy” that allows you to attend the meeting and vote. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

FURTHER INFORMATION FOR SHAREHOLDERS WITH SHARES REGISTERED THROUGH A BANK OR BROKERAGE AS CUSTODIAN (OUTSIDE THE U.S. OR CANADA)

How do I vote by proxy if my shares are registered through my bank or brokerage as custodian?

     Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. If you did not receive such instructions you must contact your bank or brokerage for their voting instructions.

What is the deadline for delivering my voting instructions if my Logitech shares are registered through my bank or brokerage as custodian?

     Banks and brokerages typically set deadlines for receiving instructions from their account holders. Outside of the U.S. and Canada, this deadline is typically two to three days before the deadline of the company holding the general meeting. This is so that the custodians can collect the voting instructions and pass them onto the company holding the meeting. If you hold Logitech shares through a bank or brokerage outside the U.S. or Canada please check with your bank or brokerage for their specific voting deadline and submit your voting instructions to them as far before the meeting date as possible.

OTHER MEETING INFORMATION

Further Information for Depositary representatives

     Institutions subject to the Swiss Federal Law on Banks and Savings Banks, as well as professional asset managers, are obliged to inform Logitech of the number and par value of the registered shares they represent.

Meeting Proposals

     There are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual General Meeting. If other matters are properly presented for voting at the meeting, and you have provided discretionary voting instructions in the Response Coupon or your voting instruction card, your shares will be voted in accordance with the recommendations of the Board of Directors at the meeting on such matters.

Proxy Solicitation

     We will bear the expense of soliciting proxies, and we have retained Georgeson, Inc. to solicit proxies for a fee of $15,000 plus a reasonable amount to cover expenses. Certain of our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise, or we may ask our proxy solicitor to solicit votes and proxies on our behalf by telephone for a fee of $5.00 per phone call, plus reasonable expenses. In the United States we are required to request that brokers and nominees who hold shares in their names furnish our proxy material to the beneficial owners of the shares, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain U.S. statutory fee schedules.

Tabulation of Votes

     Representatives of at least two Swiss banks will serve as scrutineers of the vote tabulations at the meeting. As is typical for Swiss companies, our Share Registrar will tabulate the voting instructions of registered shareholders that are provided in advance of the meeting.

Shareholder Proposals and Nominees

Shareholder Proposals for 2009 Annual General Meeting

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders. Any such proposal must be included by the Board in our materials for the meeting. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. The deadline to receive proposals for the agenda for the September 1, 2009 Annual General Meeting was July 2, 2009. However, under Swiss law registered shareholders, or persons holding a valid proxy from a registered shareholder, may propose alternatives to items on the 2009 Annual General Meeting agenda before or at the meeting.

Shareholder Proposals for 2010 Annual General Meeting

     A registered shareholder that satisfies the minimum shareholding requirements in the Company’s Articles of Incorporation may demand that an item be placed on the agenda for our 2010 meeting of shareholders by delivering a written request describing the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than July 9, 2010. In addition, if you are a registered shareholder and satisfy the shareholding requirements under Rule 14a-8 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), you may submit a proposal for consideration by the Board of Directors for inclusion in the 2010 Annual General Meeting agenda by delivering a request and a description of the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than May 9, 2010. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials under U.S. securities laws. Under the Company’s Articles of Incorporation only registered shareholders are recognized as Logitech shareholders. As a result, if you are not a registered shareholder you may not make proposals for the 2010 Annual General Meeting.

Nominations of Director Candidates

     Nominations of director candidates by registered shareholders must follow the rules for shareholder proposals above.

Provisions of Articles of Incorporation

     The relevant provisions of our Articles of Incorporation regarding the right of one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs to demand that an item be placed on the agenda of a meeting of shareholders are available on our website at http://ir.logitech.com. You may also contact the Secretary of Logitech at our principal executive office in either Switzerland or the United States to request a copy of the relevant provisions of our Articles of Incorporation.

AGENDA PROPOSALS AND EXPLANATIONS

A. REPORTS

Report on Operations for the Fiscal Year Ended March 31, 2009

     Senior management of Logitech International S.A. will provide the Annual General Meeting with a presentation and report on operations of the Company for fiscal year 2009.

B. PROPOSALS

Proposal 1

Approval of the Annual Report, the Compensation Report, the Consolidated Financial Statements and the
Statutory Financial Statements of Logitech International S.A. for Fiscal Year 2009

Proposal

     The Board of Directors proposes that the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2009 be approved.

Explanation

     The Logitech consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2009 are contained in Logitech’s Annual Report which was distributed to all registered shareholders with this Invitation and Proxy Statement. The Annual Report also contains the report of Logitech’s auditors, the report of the statutory auditors and additional information on the Company’s business, organization and strategy, and information relating to corporate governance as required by the SIX Swiss Exchange directive on corporate governance. The Compensation Report is included in this Invitation and Proxy Statement. Copies of the Annual Report and the Invitation and Proxy Statement are available on the Internet at ir.logitech.com.

     Under Swiss law the annual report and financial statements of Swiss companies must be submitted to shareholders for approval or disapproval at each annual general meeting. The submission of the compensation report to a vote of shareholders as part of the approval of the annual report is a suggested best practice under applicable Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. In the event of a negative vote on this proposal by shareholders the Board of Directors will call an extraordinary general meeting of shareholders for re-consideration of this proposal by shareholders. Approval of this proposal does not constitute approval or disapproval of any of the individual matters referred to in the Annual Report, the Compensation Report or the consolidated or statutory financial statements for fiscal year 2009.

     PricewaterhouseCoopers S.A., as Logitech auditors, issued an unqualified recommendation to the Annual General Meeting that the Logitech consolidated and Logitech International S.A. financial statements be approved. PricewaterhouseCoopers S.A. express their opinion that the “consolidated financial statements for the year ended March 31, 2009 present fairly, in all material respects, the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (US GAAP) and comply with Swiss law.” They further express their opinion and confirm that the financial statements and the proposed appropriation of available earnings comply with Swiss law and the articles of incorporation of Logitech International S.A.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2009.

Proposal 2

Advisory vote on compensation philosophy, policies and practices

Proposal

     The Board of Directors proposes that shareholders approve, on an advisory basis, Logitech’s compensation philosophy, policies and practices as set out in the “Compensation Discussion and Analysis” section of the Compensation Report for fiscal year 2009.

Explanation

     At Logitech’s 2008 Annual General Meeting the Logitech Board of Directors asked shareholders to approve the 2008 Compensation Report as part of shareholders’ approval of Logitech’s 2008 annual report and financial statements. This year, the Board is also asking for an advisory vote on compensation philosophy, policies and practices as a reflection of evolving best practices in corporate governance in Switzerland and in the United States. This advisory vote is non-binding; however, the Board and the Compensation Committee of the Board will consider the voting results and seek to determine the causes of any significant negative voting result.

     As discussed in the Compensation Discussion and Analysis section of Logitech’s 2009 Compensation Report, Logitech has designed its compensation programs to attract, retain and motivate the high caliber of executives, managers and staff that is critical to the long-term success of its business. More specifically, Logitech’s executive compensation programs have been designed to:

  be competitive with comparable companies in the industry and in the region where the executive is based to attract and retain top talent;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on Logitech’s performance;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented environment that rewards superior performance; and

  reflect the Compensation Committee’s assessment of an executive’s role and past performace through base salary and short-term incentives, and his or her potential for future contribution to Logitech through long-term equity incentive awards.

     Logitech’s compensation philosophy and compensation components for employees below the executive level are also set out in the Compensation Discussion and Analysis section of the Compensation Report.

     While compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, retaining and motivating executives and employees.

     The Compensation Committee of the Board has developed a compensation program that is described more fully in the Compensation Discussion and Analysis section of this Invitation and Proxy Statement. The Compensation Discussion and Analysis section extends from the beginning of the Compensation Report until the beginning of the section titled “Summary Compensation Table for Fiscal Year 2009.”

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval, on an advisory basis, of Logitech’s compensation philosophy, policies and practices as set out in the “Compensation Discussion and Analysis” section of the Compensation Report for fiscal year 2009.

Proposal 3

     Appropriation of Retained Earnings Without Payment of a Dividend

Proposal

     The Board of Directors proposes that no dividend be distributed with respect to retained earnings for fiscal year 2009 and that CHF 354,924,000 (US $[        ] based on exchange rates on June 30, 2009) of retained earnings be carried forward.

(all numbers in thousands)

Retained earnings at beginning of fiscal year 2009	CHF	316,586
Appropriation of retained earnings resolved by
the 2008 Annual General Meeting- Dividend	CHF	—
Attribution to reserve for treasury shares	CHF	11,062
Net income for fiscal year 2009	CHF	27,276

Retained earnings at the disposal of the Annual
General Meeting at the end of fiscal year 2009	CHF	354,924

Explanation

     Under Swiss law the use of retained earnings must be submitted to shareholders for approval or disapproval at each annual general meeting. The retained earnings at the disposal of Logitech shareholders at the 2009 Annual General Meeting are the earnings of Logitech International S.A., the Logitech parent holding company.

     The Board of Directors continues to believe that it is in the best interests of Logitech and its shareholders to retain Logitech’s earnings for future investment in the growth of Logitech’s business, for share repurchases, and for the possible acquisition of other companies or lines of business. Accordingly, the Board is proposing that no dividend be paid to shareholders and all retained earnings at the disposal of the Annual General Meeting be carried forward.

     In the event of a negative vote on this proposal by shareholders, the Board of Directors will take the vote of the shareholders into consideration, and call an extraordinary general meeting of shareholders for re-consideration by shareholders of this proposal or a revised proposal.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the appropriation of retained earnings without the payment of a dividend.

Proposal 4

Increase of the number of shares available for issuance under the 2006 Stock Incentive Plan

Proposal

     The Board of Directors proposes shareholders approve that an additional 5 million shares be authorized for issuance under the Company’s 2006 Stock Incentive Plan.

Explanation

     Logitech’s 2006 Stock Incentive Plan provides Logitech the ability to offer equity compensation incentives to employees and directors. The purpose of the plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and directors and to promote the success of our business. The Board of Directors believes that the continued ability to offer a competitive equity incentive program is important to attract, motivate and retain the employee talent needed for Logitech’s long-term success.

     The plan provides for the grant of stock options, stock appreciation rights, restricted shares and restricted stock units, any or all of which may be made contingent upon the achievement of performance criteria. As of June 30, 2009 we have [        ] shares remaining for issuance under the plan of the 14 million shares previously authorized by shareholders in June 2006. We estimate that this remaining pool will be exhausted before the 2010 Annual General Meeting. As a result, the Board is seeking shareholder approval to increase the number of shares available under the plan at the 2009 Annual General Meeting. The table below sets out the shares currently available under the plan and if this proposal is approved.

2006 Stock Incentive Plan Share Reservation
Initial shares authorized under the 2006 Stock Incentive Plan	14.00 million
Shares awarded from June 2006 through June 30, 2009	([ ] million	)
Additional shares requested under this amendment	5.00 million
Estimated total shares available for issuance	[ ] million

     If this proposal is approved by shareholders only the number of shares available for issuance under the plan will change. The Board is not proposing an increase to the Company’s conditional capital for Logitech’s employee equity incentive plans. Since 2000 Logitech has used shares held in treasury from its share repurchase programs to cover its issuance obligations under employee equity incentive grants, including grants made under the 2006 Stock Incentive Plan. It expects to continue to do so.

Background on Equity Incentive Compensation at Logitech

     Logitech has granted equity incentives to employees since its very earliest days in the 1980s. The use of equity compensation in part reflects market practice, especially in California’s Silicon Valley, where the Company has a significant presence. However, it is also a key differentiator in attracting and retaining employees in employment markets outside of the United States where, historically, equity incentive compensation was not or is not common. The Board of Directors believes that having the ability to offer equity incentives continues to be a key part of Logitech’s compensation program and the Company’s long-term success.

Key Terms of the 2006 Stock Incentive Plan

     For convenience, the key terms of the plan are summarized below. The summary is qualified in its entirety by the specific language of the plan, which is available as an exhibit to our Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 2, 2007, available at http://www.sec.gov.

Shares Available Under the Plan

     If shareholders approve this proposal, we will add 5 million shares to the 2006 Stock Incentive Plan for a total of [        ] million shares. On June 30, 2009, options to purchase a total of [        ] shares, performance-based restricted stock units representing the right to acquire a total of [        ] shares (assuming 100% achievement of performance goals), and restricted stock units representing the right to acquire a total of [        ] shares were outstanding under the plan. The outstanding stock options had a weighted average exercise price of $[        ] per share. On June 30, 2009, [        ] Logitech shares remained available for future issuance under the plan.

     If an award expires or is terminated or canceled without having been exercised or settled in full, or is forfeited back to or repurchased by us, the terminated portion of the award (or forfeited or repurchased shares subject to the award) will become available for future grant or sale under the plan (unless the plan has terminated). Shares are not deemed to be issued under the plan with respect to any portion of an award that is settled in cash or to the extent such shares are withheld in satisfaction of tax withholding obligations. If the exercise or purchase price of an award is paid for through the tender of shares, or tax withholding obligations are met through the tender or withholding of shares, those shares tendered or withheld will again be available for issuance under the plan.

Administration of the Plan

     The Board of Directors, or the Compensation Committee, which is made up entirely of independent directors, administers the plan and is referred to below as the administrator. The administrator selects the Logitech employees who receive awards, determines the number of shares covered by the awards, and, subject to the terms and limitations in the plan, establishes the terms, conditions and other provisions of the grants. The administrator may interpret the plan and establish, amend and rescind any rules relating to the plan. The administrator may delegate to a committee of one or more directors the ability to grant awards and take certain other actions with respect to participants who are not executive officers, and may delegate certain administrative or ministerial functions under the plan to an officer or officers.

Eligibility

     All full-time and part-time employees of the Logitech group, where legally eligible to participate, and non-employee directors of the Company, are eligible to receive awards under the plan. As of June 30, 2009, we had [        ] employees and ten directors (including two employee directors).

Limitation

     No employee may be granted, in any fiscal year, stock options or stock appreciation rights covering more than 6 million shares, or restricted shares or stock unit awards covering more than 4 million shares. These limitations in the plan are necessary in order to preserve our ability to deduct compensation associated with certain awards granted to our executive officers in the United States. This limit is substantially greater than the number of awards that Logitech has granted to any individual in any past fiscal year. Logitech does not currently intend to grant any award approaching these limits.

Stock Options

     A stock option is the right to purchase Logitech shares at a fixed exercise price for a fixed period of time. Each option is evidenced by a stock option agreement and is subject to the following terms and conditions:

     Number of Options. The administrator will determine the number of shares granted to any eligible individual pursuant to a stock option.

     Exercise Price. The administrator will determine the exercise price of options granted under our plan at the time the options are granted, but the exercise price generally must be at least equal to the fair market value of Logitech shares on the date of grant. The market value on the date of grant may also be determined based on an average of trading prices in a period before or after the date of grant. The fair market value of our shares generally is determined with reference to the closing sale price for Logitech shares on the day the option is granted on either the SIX Swiss Exchange (for options denominated in Swiss francs) or the Nasdaq Global Select Market (for options denominated in U.S. dollars). As of June 30, 2009, the closing price of Logitech shares was CHF [        ] per share on the SIX Swiss Exchange and $[        ] per share on the Nasdaq Global Select Market.

     Exercise of Option; Form of Consideration. The administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. To the extent permitted by applicable law, the plan permits payment to be made by cash, cash equivalents, promissory note, other Logitech shares (with some restrictions), cashless exercises, any combination of the prior methods of payment or any other form of consideration permitted by applicable law.

     Term of Option. The term of stock options will be stated in the stock option agreement. However, the term of an incentive stock option may not exceed ten years. No option may be exercised after the expiration of its term.

     Termination of Service. After termination of service, an option holder may exercise his or her option for the period of time determined by the administrator and stated in the option agreement. If no period of time is stated in a participant’s award agreement, a participant may exercise the option within ninety days after such termination, to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the option agreement), unless such participant’s service terminates due to the participant’s death or disability, in which case the participant or, if the participant has died, the participant’s estate, beneficiary designated in accordance with the administrator’s requirements or the person who acquires the right to exercise the option by bequest or inheritance may exercise the option, to the extent the option was vested on the date of termination (or to the extent the vesting is accelerated upon the participant’s death), within one year after the date of such termination.

     Stock Appreciation Rights. A stock appreciation right is the right to receive the appreciation in the fair market value of Logitech shares between the grant date and the exercise date, for that number of Logitech shares with respect to which the stock appreciation right is exercised. Logitech may pay the appreciation in either cash, in Logitech shares with equivalent value, or in some combination, as determined by the administrator. Each award of stock appreciation rights is evidenced by an award agreement specifying the terms and conditions of the award. The administrator determines the exercise price of stock appreciation rights, the vesting schedule and other terms and conditions of stock appreciation rights, except that the exercise price must be at least equal to the fair market value of Logitech shares on the date of grant. The administrator also determines the number of shares granted to a service provider pursuant to a stock appreciation right.

     After termination of service, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time determined by the administrator and stated in the award agreement. If no period of time is stated in a participant’s award agreement, a participant or, in the case of death, his or her estate or beneficiary, will generally be able to exercise his or her vested stock appreciation rights for (i) 90 days after his or her termination for reasons other than death or disability, and (ii) one year following his or her termination due to death or disability. In no event may a stock appreciation right be exercised later than the expiration of its term.

     Restricted Shares. Restricted share awards are awards of Logitech shares that vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate. Each award of restricted shares is evidenced by an award agreement specifying the terms and conditions of the award. The administrator will determine the number of restricted shares granted to any employee. The administrator also determines the purchase price of any grants of restricted shares and, unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture or to our right of repurchase, which we may exercise upon the voluntary or involuntary termination of the purchaser’s service with us for any reason including death or disability.

     Restricted Stock Units (including Performance-Based Restricted Stock Units). Restricted stock units are awards that represent the right to receive Logitech shares or cash equal to the value of Logitech shares, or some combination of both as determined by the administrator, if the restricted stock units vest. Restricted stock units vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate in the award agreement specifying the terms and conditions of the award. These conditions can be continued employment, the passage of time, or performance criteria and the level of achievement against performance criteria. Restricted stock units that are subject to performance conditions are referred to as performance-based restricted stock units. No condition that is based on performance criteria and level of achievement against the criteria may be based on performance over a period of less than one year. The award agreement may provide for the forfeiture or cancellation of the restricted stock units, in whole or in part, in the event of termination of the participant’s service.

Performance Goals

     The administrator (in its discretion) may make performance goals applicable to an award under the plan. One or more of the following performance goals may apply: brand recognition/acceptance, cash flow, cash flow return on investment, contribution to profitability, cost control, cost positions, cost of capital, customer satisfaction, development of products, earnings before interest, taxes and amortization; earnings per share, economic profit, economic value added, free cash flow, income or net income, income before income taxes, market segment share, new product innovation, operating income or net operating income, operating margin or profit margin, operating profit or net operating profit, process excellence, product cost reduction, product mix, product release schedules, product ship targets, quality, return on assets or net assets, return on capital, return on capital employed, return on equity, return on invested capital, return on operating revenue, return on sales, revenue, sales, share price performance, strategic alliances, total shareholder return, and working capital. The performance goals may differ from participant to participant and from award to award and may be used in any combination. Any criteria used may be applied to the Logitech group as a whole, or to a business unit or a subsidiary, either individually or in any combination, and measured either annually or cumulatively over a period of years. Performance goals may be measured, as applicable, in absolute terms or in relative terms (including against prior years’ results and/or against a comparison group).

     The administrator may adjust any evaluation of performance against a performance goal to exclude any of the following events: asset write-downs, litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results, accruals for reorganization and restructuring programs and any extraordinary non-recurring items. If specified in the award agreement, the administrator may also reduce the benefits under an award despite the achievement of performance goals on the basis of considerations that the administrator may determine in its discretion.

Adjustments upon Changes in Capitalization

     In the event that Logitech shares or other securities change by reason of a stock dividend, stock split, combination or reclassification of shares, extraordinary dividend of cash or assets, recapitalization, reorganization or any similar event affecting the Logitech shares or other securities, the administrator will make adjustments to the number and kind of Logitech shares or other securities subject to the plan or subject to awards previously granted, and the exercise or settlement price of awards previously granted, in order to reflect the change and to preclude a dilution or enlargement of benefits under an award.

Adjustments upon Liquidation or Dissolution

     In the event of our liquidation or dissolution, any unexercised award will terminate. The administrator may, in its discretion, provide that each participant will have the right to exercise all or any part of the award, including shares as to which the award would not otherwise be exercisable.

Adjustments upon Merger or Change in Control

     In the event Logitech is a party to a merger, consolidation or reorganization, or the sale of substantially all of its assets, then each outstanding award will be subject to the applicable agreement, which must provide for one or more of the following: the continuation, assumption, or substitution of outstanding awards; full exercisability or vesting of outstanding awards (which may be contingent on the closing of the transaction); or the cancellation of outstanding awards and the payment to the participant in cash or shares of an amount equal to the gain or value of the shares subject to the award on the transaction closing date (which payment may be made subject to continued vesting).

Nontransferability of Awards

     Unless otherwise determined by the administrator, awards granted under the plan are not transferable other than by will, by beneficiary designation or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant. If the administrator makes an award transferable, the award shall contain such additional terms and conditions as the administrator deems appropriate.

Plan Amendment and Termination of the Plan

     The plan will automatically terminate in 2016, unless we terminate it sooner. In addition, the Logitech Board of Directors has the authority to amend, alter, suspend or terminate the plan, but no amendment, alteration, suspension or termination may impair the rights of any participant under an existing award, unless agreed otherwise between the participant and the administrator.

Plan Benefits

     The amount and timing of awards granted under the plan are determined in the sole discretion of the administrator and therefore cannot be determined in advance. The future awards that would be received under the plan by executive officers and other employees are discretionary and are therefore not determinable at this time.

U.S. Tax Consequences

     The federal tax rules applicable to the plan under the U.S. Tax Code are summarized below. This summary does not include the tax laws of any municipality, state or country outside the United States in which a participant resides.

Stock Options

     An optionee does not recognize any taxable income at the time he or she is granted a stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding. Unless limited by Section 162(m) of the U.S. Tax Code, Logitech Inc., the Company’s U.S. operating subsidiary, is generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of the shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Shares, Performance-Based Restricted Stock Units and Restricted Stock Units

     A participant generally will not have taxable income at the time an award of restricted shares, performance-based restricted stock units or restricted stock units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture (e.g., vested). However, a holder of a restricted shares award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award less any amount paid for the shares on the date the award is granted.

Stock Appreciation Rights

     No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

     Logitech Inc., the Company’s U.S. operating subsidiary, generally will be entitled to a tax deduction in connection with an award under the plan in an amount equal to the ordinary income realized by a participant subject to U.S. taxation and at the time such participant recognizes such income (for example, the exercise of a stock option). Special rules limit the deductibility of compensation paid to executive officers in the United States. Under Section 162(m) of the U.S. Tax Code, the annual compensation paid to executive officers in the U.S. may not be deductible to the extent it exceeds $1,000,000. However, Logitech Inc. can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) of the U.S. Tax Code are met. These conditions include shareholder approval of the plan and setting limits on the number of awards that any individual may receive per year. The plan has been designed to permit the administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the U.S. Tax Code, which permits Logitech Inc. to continue to receive a federal income tax deduction in connection with such awards.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation of the Board

     The Board of Directors recommends a vote “FOR” approval to increase by 5 million shares the number of shares available for issuance under the 2006 Stock Incentive Plan.

Proposal 5

Release of the Board of Directors and Executive Officers for Activities During Fiscal Year 2009

Proposal

     The Board of Directors proposes that shareholders release the members of the Board of Directors and Executive Officers for liability for activities during fiscal year 2009.

Explanation

     As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to release the members of the Board of Directors and the Executive Officers from liability for their activities during fiscal year 2009. This release excludes liability claims brought by the Company or shareholders against the members of the Board of Directors or Executive Officers for activities carried out during fiscal year 2009 relating to facts that have been disclosed to shareholders, except that registered shareholders that do not vote in favor of the proposal are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors, any Logitech executive officers or any votes represented by Logitech.

Recommendation

     The Board of Directors recommends a vote “FOR” the proposal to release the members of the Board of Directors and Executive Officers for liability for activities during fiscal year 2009.

Proposal 6

Elections to the Board of Directors

     Our Board of Directors is presently composed of ten members. Each director serves a three-year term, with the terms of the directors staggered so that not all directors are up for election in any one year. This is a recommended practice under the Swiss Code of Best Practice for Corporate Governance, in order to help ensure continuity among the Board.

     At the recommendation of the Nominating Committee, the Board has nominated the two individuals below to serve as directors for the three-year term beginning as of the Annual General Meeting on September 1, 2009. Both nominees currently serve as members of the Board of Directors. Their current terms expire on the date of the Annual General Meeting on September 1, 2009.

     There will be a separate vote on each nominee.

     If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual General Meeting, registered shareholders at the meeting or represented at the meeting by the Independent Representative or third parties may vote either for: (1) a substitute nominee designated by the present Board to fill the vacancy; or (2) another substitute nominee. Under Swiss law Board members may only be appointed by shareholders and so if there is no substitute nominee and the individuals below are elected the Board will consist of ten members. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.

     For further information on the Board of Directors, including the current members of the Board, the Committees of the Board, the means by which the Board exercises supervision of Logitech’s executive officers, and other information, please see “Corporate Governance and Board of Directors Matters” below.

6.1 Re-election of Mr. Erh-Hsun Chang

     Proposal: The Board of Directors proposes that Mr. Erh-Hsun Chang be re-elected to the Board for a further three-year term.

     Erh-Hsun Chang has been a member of the Board of Directors since June 2006. Until April 2006, Mr. Chang was the Company’s Senior Vice President, Worldwide Operations and General Manager, Far East. Mr. Chang first joined Logitech in 1986 to establish its operations in Taiwan. After leaving the Company in 1988, he returned in 1995 as Vice President, General Manager, Far Eastern Area and Worldwide Operations. In April 1997, Mr. Chang was named Senior Vice President, General Manager, Far Eastern Area and Worldwide Operations. Mr. Chang’s other business experience includes tenure as Vice President, Manufacturing Consulting at KPMG Peat Marwick, a global professional services firm, between 1991 and 1995, and as Vice President, Sales and Marketing, Power Supply Division, of Taiwan Liton Electronics Ltd., a Taiwanese electronics company, in 1995. Mr. Chang holds a BS degree in Civil Engineering from Chung Yuang University, Taiwan, an MBA degree in Operations Management from the University of Dallas, Texas and an MS degree in Industrial Engineering from Texas A&M University. Mr. Chang is also Vice Chairman of the Company’s subsidiary in Taiwan. He is 60 years old, and is a Taiwan citizen.

     The Board of Directors has determined that Mr. Chang is an independent Director.

6.2 Re-election of Mr. Kee-Lock Chua

     Proposal: The Board of Directors proposes that Mr. Kee-Lock Chua be re-elected to the Board for a further three-year term.

     Kee-Lock Chua has been a member of the Board of Directors since June 2000, and serves as Lead Independent Director. Mr. Chua is president and chief executive officer of the Vertex Group, a Singapore - headquartered venture capital group. Prior to joining the Vertex Group, Mr. Chua was the president and an executive director of Biosensors International Group, Ltd., a developer and manufacturer of medical devices used in interventional cardiology and critical care procedures. Previously, from 2003 to 2006, Mr. Chua was a managing director of Walden International, a U.S.-headquartered venture capital firm. From 2001 to 2003, Mr. Chua served as deputy president of NatSteel Ltd., a Singapore industrial products company active in Asia Pacific. From 2000 until 2001, Mr. Chua was the president and chief executive officer of Intraco Ltd., a Singapore-listed trading and distribution company. Prior to joining Intraco, Mr. Chua was the president of MediaRing.com Ltd., a Singapore-listed company providing voice-over-Internet services. Mr. Chua holds a BS degree in Mechanical Engineering from the University of Wisconsin, and an MS degree in Engineering from Stanford University in California. He also serves on the Board of Biosensors, Yongmao and SHC Capital, all publicly traded companies in Singapore. He is 48 years old and is a Singapore citizen.

     In addition to acting as Lead Independent Director of the Board of Directors, Mr. Chua currently serves on the Compensation Committee and the Nominating Committee of the Board. The Board of Directors has determined that he is an independent Director.

Voting Requirement to Approve Proposals

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” the election to the Board of each of the above nominees.

Proposal 7

Re-election of PricewaterhouseCoopers S.A. as Auditors

Proposal

     The Board of Directors proposes that PricewaterhouseCoopers S.A. be re-elected as auditors of Logitech International S.A. for a one-year term.

Explanation

     PricewaterhouseCoopers S.A., upon recommendation of the Audit Committee of the Board, is proposed for re-election for a further year as auditors for Logitech International S.A. PricewaterhouseCoopers S.A. assumed its first audit mandate for Logitech in 1988. Information on the fees paid by Logitech to PricewaterhouseCoopers S.A., as well as further information regarding PricewaterhouseCoopers S.A., is set out below under the heading “Independent Public Accountants” and “Report of the Audit Committee.”

     A member of PricewaterhouseCoopers S.A. will be present at the Annual General Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     Our Board of Directors recommends a vote “FOR” the re-election of PricewaterhouseCoopers S.A. as auditors of Logitech International S.A. for the fiscal year ending March 31, 2010.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

     The Board of Directors is elected by the shareholders and holds the ultimate decision-making authority within Logitech, except for those matters reserved by law or by Logitech’s Articles of Incorporation to its shareholders or those that are delegated to the executive officers under the organizational regulations (also known as by-laws). The Board makes resolutions through a majority vote of the members present at the meetings. In the event of a tie, the vote of the Chairman decides.

     Logitech’s Articles of Incorporation set the minimum number of directors at three. We had ten members of the Board of Directors as of June 30, 2009. If all nominees to the Board presented in Proposal 6 are elected the size of the Board will remain at ten.

BOARD OF DIRECTORS INDEPENDENCE

     Each of our directors other than Daniel Borel, Guerrino De Luca and Gerald Quindlen qualifies as independent in accordance with the published listing requirements of Nasdaq and Swiss corporate governance best practices guidelines. The Board of Directors has determined that both director nominees standing for re-election at the 2009 Annual General Meeting, Erh-Hsun Chang and Kee-Lock Chua, qualify as independent. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Logitech and Logitech’s management. In particular, the Board considered the following information in regard to the following directors:

     Erh-Hsun Chang. Until April 2006 Mr. Chang served as Logitech’s Senior Vice President, Worldwide Operations and General Manager, Far East.

     Richard Laube. Mr. Laube is an executive officer of Nestlé S.A. Logitech Board member, co-founder and former Chairman, Daniel Borel, serves as Chairman of the Compensation Committee of Nestlé S.A.

     Monika Ribar. Ms. Ribar is the President and Chief Executive Officer of the Panalpina Group, a Swiss freight forwarding and logistics services provider. In the ordinary course of its business, Logitech utilized the customs brokerage services of Panalpina in Logitech’s business in the Americas. Logitech paid Panalpina approximately $8.5 million for these services in fiscal year 2009. The business was awarded to Panalpina as the result of a competitive bidding process.

     In each case, the Board determined that none of these facts or relationships would interfere with the exercise by Mr. Chang, Mr. Laube or Ms. Ribar of his or her independent judgment in carrying out the responsibilities of a director.

MEMBERS OF THE BOARD OF DIRECTORS

     The current members of the Board of Directors are set out below.

Daniel Borel 59 Years Old Director since 1988 Co-Founder and former CEO and Chairman, Logitech International S.A. Swiss national	Daniel Borel is a Logitech founder and served from May 1988 until January 1, 2008 as the Chairman of the Board. From July 1992 to February 1998, he also served as Chief Executive Officer. He has held various other executive positions with Logitech. Mr. Borel holds an MS degree in Computer Science from Stanford University in California and a BE degree in Physics from the Ecole Polytechnique Fédérale, Lausanne, Switzerland. He serves on the Board of Nestlé S.A. In addition, he serves on the Board of Fondation Defitech, a Swiss foundation which contributes to research and development projects aimed at assisting the disabled, is the Chairman of the Board of SwissUp, a Swiss educational foundation promoting higher learning, and serves as President of EPFL Plus, a Swiss foundation which raises funds for the Ecole Polytechnique Fédérale de Lausanne.

Matthew Bousquette 50 Years Old Director since 2005 Chairman, Enesco LLC U.S. national	Matthew Bousquette is the Chairman of the Board of Enesco LLC, a U.S.-based producer of giftware and home and garden décor products. He is the former president of the Mattel Brands business unit of Mattel, Inc. Mr. Bousquette joined Mattel as senior vice president of marketing in December 1993, and was promoted to successively more senior positions at Mattel, including general manager of Boys Toys in July 1995, executive vice president of Boys Toys in May 1998, president of Boys/Entertainment in March 1999, and president of Mattel Brands from February 2003 to October 2005. Mr. Bousquette’s previous experience included various positions at Lewis Galoob Toys, Teleflora and Procter & Gamble. Mr. Bousquette earned a BBA degree from the University of Michigan.

Erh-Hsun Chang 60 Years Old Director since 2006 Former Senior Vice President, Worldwide Operations and General Manager, Far East, Logitech Taiwan national	Erh-Hsun Chang has been a member of the Board of Directors since June 2006. Until April 2006 Mr. Chang was the Company’s Senior Vice President, Worldwide Operations and General Manager, Far East. Mr. Chang first joined Logitech in 1986 to establish its operations in Taiwan. After leaving the Company in 1988, he returned in 1995 as Vice President, General Manager, Far Eastern Area and Worldwide Operations. In April 1997, Mr. Chang was named Senior Vice President, General Manager, Far Eastern Area and Worldwide Operations. Mr. Chang’s other business experience includes tenure as Vice President, Manufacturing Consulting at KPMG Peat Marwick, a global professional services firm, between 1991 and 1995, and as Vice President, Sales and Marketing, Power Supply Division, of Taiwan Liton Electronics Ltd., a Taiwanese electronics company, in 1995. Mr. Chang holds a BS degree in Civil Engineering from Chung Yuang University, Taiwan, an MBA degree in Operations Management from the University of Dallas, and an MS degree in Industrial Engineering from Texas A&M University. Mr. Chang is also Vice Chairman of the Company’s subsidiary in Taiwan.

Kee-Lock Chua 48 Years Old Director since 2000 President and Chief Executive Officer, Vertex Group Singapore national	Kee-Lock Chua is president and chief executive officer of the Vertex Group, a Singapore - headquartered venture capital group. Prior to joining the Vertex Group, Mr. Chua was the president and an executive director of Biosensors International Group, Ltd., a developer and manufacturer of medical devices used in interventional cardiology and critical care procedures. Previously, from 2003 to 2006, Mr. Chua was a managing director of Walden International, a U.S.-headquartered venture capital firm. From 2001 to 2003, Mr. Chua served as deputy president of NatSteel Ltd., a Singapore industrial products company active in Asia Pacific. From 2000 until 2001, Mr. Chua was the president and chief executive officer of Intraco Ltd., a Singapore-listed trading and distribution company. Prior to joining Intraco, Mr. Chua was the president of MediaRing.com Ltd., a Singapore-listed company providing voice-over-Internet services. Mr. Chua holds a BS degree in Mechanical Engineering from the University of Wisconsin, and an MS degree in Engineering from Stanford University in California. He also serves on the Board of Biosensors, Yongmao and SHC Capital, all publicly traded companies in Singapore.

Sally Davis 55 Years Old Director since 2007 CEO, BT Wholesale British national	Sally Davis is the chief executive of BT Wholesale, a position she has held since 2007. She was the Chief Portfolio Officer of British Telecom from 2005 to 2007. She had previously held senior executive roles within BT since joining the company in 1999, including President, Global Products, Global Services from 2002 to 2005, President, BT Ignite Applications Hosting from 2001 to 2002 and Director, Group Internet and Multimedia from 1999 to 2001. Before joining BT, Ms. Davis held leading roles in several major communications companies, including Bell Atlantic in the United States and Mercury Communications in the United Kingdom. Ms. Davis is a member of the Board of Directors of the Henderson Smaller Companies Investment Trust plc, a U.K. managed investment trust. She holds a BA degree from University College, London.

Guerrino De Luca 56 Years Old Director since 1998 Chairman of the Board of Directors of Logitech International S.A. Italian national	Guerrino De Luca has served as Chairman of the Logitech Board of Directors since January 2008. He served from February 1998 to January 2008 as Logitech’s President and Chief Executive Officer, and has been a director since June 1998. Prior to joining Logitech, Mr. De Luca served as Executive Vice President of Worldwide Marketing for Apple, Inc. from February 1997 to September 1997, and as President of Claris Corporation, a U.S. personal computing software vendor, from May 1994 to February 1997. Prior to joining Claris, Mr. De Luca held various positions with Apple in the United States and in Europe. Mr. De Luca holds a BS degree in Electronic Engineering from the University of Rome, Italy.

Richard Laube 53 Years Old Director since 2008 Executive Vice President, Nestlé S.A. Swiss and U.S. national	Richard Laube is Executive Vice President of Nestlé S.A., Chief Executive Officer of Nestlé Nutrition and a member of the Nestlé Executive Board. He joined Nestlé in April 2005 as Deputy Executive Vice President, Corporate Business Development, and was appointed Deputy Executive Vice President, Chief Executive Officer of Nestlé Nutrition in November 2005. He was appointed Executive Vice President in 2008. Prior to joining Nestlé he served from 1999 to 2004 as President, Roche Consumer Health, and served on the Roche Corporate Executive Committee from 2001 to 2004. Previously, he was employed by Procter & Gamble from 1980 to 1998, serving in successively more senior roles in Switzerland, the United States, Japan, Germany and Brazil. Mr. Laube holds MA and BA degrees in Organizational Development and Evaluation Research from Boston University. Mr. Laube serves as Chairman of the Board of Directors of Life Ventures S.A., Nutrition-Wellness Venture AG, The Gerber Life Insurance Company and Jenny Craig Affiliated Companies, all of which are Nestlé subsidiaries.

Robert Malcolm 57 Years Old Director since 2007 Former President, Global Marketing, Sales and Innovation, Diageo plc U.S. national	Robert Malcolm is retired from Diageo plc, the global premium drinks company, where he served until December 2008 as the president of Global Marketing, Sales and Innovation. Reporting to the chief executive officer and a member of the Diageo Executive Committee, Mr. Malcolm had worldwide responsibility for the marketing, sales and innovation function for Diageo and direct responsibility for strategy, equity management, innovation and global orchestration for global priority brands. Mr. Malcolm joined Diageo in 1999 and his previous appointments at the company included Global Marketing director and Global Scotch Whiskey director at UDV, a Diageo company. He was appointed president of Global Marketing, Sales and Innovation in 2000. Previous to his employment at Diageo, Mr. Malcolm held various posts at The Procter & Gamble Company from 1975 through 1999, including vice president and general manager for Beverages for Europe, Middle East and Africa; vice president and general manager Arabian Peninsula; and vice president and general manager for Personal Cleaning Products USA. Mr. Malcolm holds a BS degree and an MBA degree from the University of Southern California.

Gerald Quindlen 50 Years Old Director since 2008 President and Chief Executive Officer, Logitech International S.A. U.S. national	Gerald Quindlen has served as Logitech’s President and Chief Executive Officer since January 2008. He has been a member of the Board of Directors since September 2008. Mr. Quindlen joined Logitech as Senior Vice President, Worldwide Sales and Marketing in October 2005. From August 1987 to September 2004, Mr. Quindlen worked for Eastman Kodak Company where he was Vice President of Global Sales and Operations for the Consumer and Professional Imaging Division, and previously held senior sales or marketing management positions in the United States, Japan and Asia Pacific. From September 2004 to September 2005, Mr. Quindlen was a private consultant. Prior to his 17 year tenure at Eastman Kodak, he worked for Mobil Oil Corporation in engineering. Mr. Quindlen holds a BS degree in chemical engineering from Villanova University in Pennsylvania, and an MBA degree in Finance from the University of Pennsylvania’s Wharton School.

Monika Ribar 49 Years Old Director since 2004 President and CEO, Panalpina Group Swiss national	Monika Ribar is the President and Chief Executive Officer of the Panalpina Group, a Swiss freight forwarding and logistics services provider. She has been a member of Panalpina’s Executive Board since February 2000, and served as Panalpina’s Chief Financial Officer from June 2005 to October 2006, and as its Chief Information Officer from February 2000 to June 2005. From June 1995 to February 2000, she served as Panalpina’s Corporate Controller, and from 1991 to 1995 served in project management positions at Panalpina. Prior to joining Panalpina, Ms. Ribar worked at Fides Group (now KPMG Switzerland), a professional services firm, serving as Head of Strategic Planning, and was employed by the BASF Group, a German chemical products company. Ms. Ribar holds a Masters degree in Economics and Business Administration from the University of St. Gallen, Switzerland. Ms. Ribar also serves as a Director of Julius Baer Holding A.G.

     Other than the current employment and involvement noted above, no other Logitech Board member currently has material supervisory, management, or advisory functions outside Logitech. None of the Company’s directors holds any official functions or political posts.

ELECTIONS TO THE BOARD OF DIRECTORS

     Directors are elected at the Annual General Meeting of Shareholders, upon proposal of the Board of Directors. The proposals of the Board of Directors are made following recommendations of the Nominating Committee.

Shareholder Recommendations and Nominees

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders, including a nominee for election to the Board of Directors. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. Demands by registered shareholders to place an item on the agenda of a meeting of shareholders should be sent to: Secretary to the Board of Directors, Logitech International S.A., CH 1143 Apples, Switzerland, or c/o Logitech Inc., 6505 Kaiser Drive, Fremont, CA 94555, USA.

     Under the Company’s Articles of Incorporation only registered shareholders are recognized as shareholders of the company. As a result, beneficial shareholders do not have a right to place an item on the agenda of a meeting, regardless of the number of shares they hold. For information on how beneficial shareholders may become registered shareholders, see “Questions and Answers about the Logitech 2009 Annual General Meeting - If I am not a registered shareholder, can I attend and vote at the meeting?”

     If the agenda of a general meeting of shareholders includes an item calling for the election of directors, any registered shareholder may propose a candidate for election to the Board of Directors before or at the meeting.

     The Nominating Committee does not have a policy on consideration of recommendations for candidates to the Board of Directors from registered shareholders. The Nominating Committee considers it appropriate not to have a formal policy for consideration of such recommendations because the evaluation of potential members of the Board of Directors is by its nature a case-by-case process, depending on the composition of the Board at the time, the needs and status of the business of the Company, and the experience and qualification of the individual. Accordingly, the Nominating Committee would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such properly submitted nominee in consideration of the membership criteria set forth under “Director Qualifications” below. Shareholder recommendations to the Board of Directors should be sent to the above address.

Director Qualifications

     The Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, the Nominating Committee, when considering a potential non-incumbent candidate, will factor into its determination the following qualities of a candidate: professional experience including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization, geographic location, educational background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders.

Identification and Evaluation of Nominees for Directors

     Our Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating Committee through shareholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of paid third parties to review candidates.

TERMS OF OFFICE OF DIRECTORS

     Each director is elected individually by a separate vote of shareholders for a term of three years and is eligible for re-election until their seventieth birthday. Directors may not seek re-election after they have reached 70 years of age, unless the Board of Directors adopts a resolution to the contrary. A member of the Board who reaches 70 years of age during the term of his or her directorship may remain a director until the expiration of the term. A director’s term of office as Chairman coincides with their term of office as a director. A director may be indefinitely re-elected as Chairman, subject to the age limit mentioned above.

     Although the Company’s Articles of Incorporation and Organizational Regulations do not explicitly require this, the terms of office of the directors are staggered. Consequently, all directors will not run for re-election at a single annual general meeting.

     The year of appointment and remaining term of office as of March 31, 2009 for each Director are as follows:

Name	Year First Appointed	Year Current Term Expires
Daniel Borel(1)	1988	Annual General Meeting 2010
Matthew Bousquette(1)	2005	Annual General Meeting 2011
Erh-Hsun Chang(1)(3)	2006	Annual General Meeting 2009
Kee-Lock Chua(1)(3)	2000	Annual General Meeting 2009
Sally Davis(1)	2007	Annual General Meeting 2010
Guerrino De Luca(2)	1998	Annual General Meeting 2010
Richard Laube(1)	2008	Annual General Meeting 2011
Robert Malcolm(1)	2007	Annual General Meeting 2010
Gerald Quindlen (2)	2008	Annual General Meeting 2011
Monika Ribar(1)	2004	Annual General Meeting 2010

____________________

(1)	Non-executive member of the Board of Directors.

(2)	Executive member of the Board of Directors.

(3)	The term of each of Mr. Chang and Mr. Chua expires at the 2009 Annual General Meeting, and each is being presented for re-election to the Board of Directors at that meeting.

THE FUNCTIONING OF THE BOARD OF DIRECTORS

     The Board of Directors is responsible for supervising the management of the business and affairs of the Company.

Chairman and Secretary

     At the first Board meeting after each Annual General Meeting of Shareholders, the Board of Directors appoints a Chairman and a Secretary. It is not mandatory that the Secretary be a member of the Board of Directors or a shareholder. As of June 30, 2009, the Chairman was Mr. Guerrino De Luca and the Secretary was Ms. Catherine Valentine, the Company’s Vice President, Legal and General Counsel.

Lead Independent Director

     As appointed by the Board, Mr. Chua serves as Lead Independent Director. The responsibilities of the Lead Independent Director include chairing meetings of the non-executive directors and serving as the presiding director in performing such other functions as the Board may direct.

Board Meetings

     The Chairman sets the agenda for Board meetings. Any member of the Board of Directors may request that a meeting of the Board be convened. The directors receive materials in advance of Board meetings allowing them to prepare for the handling of the items on the agenda.

     The Chairman and Chief Executive Officer recommend executive officers or other members of senior management who, at the invitation of the Board, attend portions of each quarterly Board meeting to report on areas of the business within their responsibility. Infrequently, the Board may also receive reports from external consultants such as executive search or succession experts or outside legal experts to assist the Board on matters it is considering.

     Each regularly scheduled quarterly Board meeting lasts a full day to a day and a half and all directors participate in person except in special individual circumstances. Special meetings of the Board may be held by telephone or video-conference and the duration of such meetings varies depending on the subject matters considered.

Emergency Resolutions

     In case of emergency, the Chairman of the Board may have the power to pass resolutions which would otherwise be the responsibility of the Board. Decisions by the Chairman of the Board made in this manner are subject to ratification by the Board of Directors at its next meeting or by way of written consent. No such emergency resolutions were passed during fiscal year 2009.

Executive Sessions

     The Board of Directors has adopted a policy of regularly scheduled executive sessions where the independent directors meet in closed session to consider matters without management or non-independent directors present. During fiscal year 2009, executive sessions of the independent directors were held four times.

Board Effectiveness

     Our Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

BOARD COMMITTEES

     The Board has standing Audit, Compensation, and Nominating Committees and a Committee for Board Compensation to assist the Board in carrying out its duties. At each quarterly Board meeting each applicable Board Committee reports to the full Board on the substance of the Committee’s meetings, if any, during the quarter.

     Each Committee has a written charter approved by the Board. The chair of each Committee determine the Committee’s meeting agenda. The Board Committee members receive materials in advance of Committee meetings allowing them to prepare for the meeting. The Charters of each Board Committee are available on Logitech’s Investor Relations website at http://ir.logitech.com. Each of the Audit, Compensation and Nominating Committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. The current members of the committees are identified in the following table.

Committee
For Board
Director	Audit	Compensation	Nominating	Compensation
Daniel Borel
Matthew Bousquette	X	Chair
Erh-Hsun Chang
Kee-Lock Chua		X	X
Sally Davis	X		X
Guerrino De Luca			Chair	Chair
Richard Laube		X
Robert Malcolm		X
Gerald Quindlen				X
Monika Ribar	Chair

Attendance at Board, Committee and Annual Shareholders’ Meetings

     In fiscal year 2009 the Board met seven times, four of which were regularly scheduled quarterly meetings and three of which were special meetings. In addition, the Audit Committee met nine times, the Compensation Committee met five times, the Nominating Committee met two times and the Committee for Board Compensation met twice. We expect each director to attend each meeting of the Board and the committees on which he or she serves, and also expect them to attend the Annual General Meeting of shareholders. Each director attended the 2008 Annual General Meeting. All directors attended at least 75% of the meetings of the Board and the Committees on which he or she served. Detailed attendance information for Board and Board Committee meetings during fiscal year 2009 is as follows:

							Committee
	Board of		Audit	Compensation	Nominating		For Board
	Directors		Committee	Committee	Committee		Compensation
Number of meetings held	7		9	5	2		2
Daniel Borel	6		n/a	n/a	n/a		2 (1)
Matthew Bousquette	7		4 (2)	5	n/a		n/a
Erh-Hsun Chang	7		n/a	n/a	n/a		n/a
Kee-Lock Chua	7		n/a	5	2		n/a
Sally Davis	6		8	n/a	1	(2)	n/a
Guerrino De Luca	7		n/a	n/a	2	(2)	2
Richard Laube	4	(2)	n/a	3 (2)	n/a		n/a
Robert Malcom	7		n/a	5	n/a		n/a
Gerald Quindlen	5	(2)	n/a	n/a	n/a		0 (2)
Monika Ribar	6		9	n/a	n/a		n/a

____________________

(1)	Member until September 10, 2008

(2)	Member after September 10, 2008

Audit Committee

     The Audit Committee is appointed by the Board to assist the Board in monitoring the Company’s financial accounting, controls, planning and reporting. It is composed of only non-executive, independent Board members. Among its duties, the Audit Committee:

  reviews the adequacy of the Company’s internal controls;

  reviews the independence, fee arrangements, audit scope, and performance of the Company’s independent auditors, and recommends the appointment or replacement of independent auditors to the Board of Directors;

  reviews and approves all non-audit work to be performed by the independent auditors;

  reviews the scope of Logitech’s internal auditing and the adequacy of the organizational structure and qualifications of the internal auditing staff;

  reviews, before release, the quarterly results and interim financial data; and

  reviews, before release, the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s annual reporting, and recommends that the Board of Directors submit these items to the shareholders’ meeting for approval.

     The Audit Committee currently consists of Ms. Ribar (Chair), Ms. Davis and Mr. Bousquette. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Stock Market listing standards and the applicable rules and regulations of the SEC. In addition, the Board has determined that Ms. Ribar and Mr. Bousquette are audit committee financial experts as defined by the applicable rules and regulations of the SEC.

     The Audit Committee met nine times in fiscal year 2009. Four meetings were held in person on the day prior to the regularly scheduled quarterly Board meeting, for two to three hours, and five were held by telephone before publication of the quarterly financial results and the annual report, for approximately an hour. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Financial Officer, Corporate Controller, Vice President of Internal Audit and General Counsel or Assistant General Counsel attended each meeting, and representatives from the Company’s external auditors also attended each meeting. Other members of management also participated in certain meetings. Two meetings also included separate sessions with representatives of the external auditors, and one meeting included a separate session with the Vice President of Internal Audit.

Compensation Committee

     The Compensation Committee reviews and approves, or recommends to the Board for approval, the compensation of executive officers and Logitech’s compensation policies and programs, including share-based compensation programs and other incentive-based compensation. Within the guidelines established by the Board and the limits set forth in the Company’s employee equity incentive plans, the Compensation Committee also has the authority to grant equity incentive awards to employees without further Board approval. The Committee is composed of only non-executive, independent Board members.

     The Compensation Committee currently consists of Mr. Bousquette, Chairman, Mr. Chua, Mr. Malcolm and Mr. Laube, who the Board of Directors has determined each meet the independence requirements of the Nasdaq Stock Market listing standards.

     The Compensation Committee met five times in fiscal year 2009. At the Committee’s invitation, the Company’s Vice President of Worldwide Human Resources attended each meeting. Mr. De Luca, Mr. Quindlen and the Company’s Chief Financial Officer during fiscal year 2009, Mr. Mark Hawkins, each attended one meeting but did not participate in any discussions or decisions involving their own compensation. The Company’s General Counsel attended one meeting, and the Assistant General Counsel attended two meetings. Four meetings were held in person and one by teleconference and each meeting lasted approximately one hour and a half. In addition to its meetings, the Committee took thirteen actions for approval by consent during fiscal year 2009, including eight actions to approve option grants to the Company’s employees.

     Please refer to the Company’s Compensation Report for further information on the Compensation Committee’s criteria and process for evaluating executive compensation.

Committee for Board Compensation

     The Committee for Board Compensation establishes the compensation of the non-executive directors. This Committee currently consists of Mr. De Luca and Mr. Quindlen. The Committee for Board Compensation met twice in fiscal year 2009. Both meetings were held in person and each meeting lasted approximately one hour. At the Committee’s invitation, the Company’s Vice President of Worldwide Human Resources attended one meeting.

Nominating Committee

     The Nominating Committee is composed of at least three members, with the Chairman of the Board acting as chair for this Committee and the other two members being non-executive, independent directors. Among its duties, the Nominating Committee:

  evaluates the composition of the Board of Directors and its Committees, determines future requirements and makes recommendations to the Board of Directors for approval;

  determines on an annual basis the desired Board qualifications and expertise and conducts searches for potential directors with these attributes;

  evaluates and makes recommendations of nominees for election to the Board of Directors; and

  evaluates and makes recommendations to the Board concerning the appointment of directors to Board Committees and the selection of Board Committee chairs.

     The Nominating Committee may and typically does retain an executive search firm to assist with the identification and evaluation of prospective Board nominees based on criteria established by the Committee. For information on the Nominating Committee’s policies with respect to director nominations please see “Elections to the Board of Directors” above.

     The Nominating Committee currently consists of Mr. De Luca, Chairman, Mr. Chua and Ms. Davis. Mr. De Luca is not an independent director under applicable Nasdaq rules. Upon the Committee’s recommendation of nominees for election to the Board of Directors, the nominees are presented to the full Board. Nominees are then selected by a majority of the independent members of the Board. The Nominating Committee met twice in fiscal year 2009. One meeting was held in person and one by teleconference, and each meeting lasted approximately one hour.

ROLE OF EXECUTIVE BOARD MEMBERS AND THE CHIEF EXECUTIVE OFFICER

     Guerrino De Luca, the Company’s Chairman, and Gerald Quindlen, the Company’s President and Chief Executive Officer, are executive members of the Board of Directors. Mr. De Luca assumes a leading role in mid- and long-term strategic planning and the selection of top-level management, and he supports major transaction initiatives of Logitech.

     Mr. Quindlen manages the day-to-day operations of Logitech, with the support of the other executive officers. The Chief Executive Officer has, in particular, the following powers and duties:

  defining and implementing short and medium term strategies;

  preparing the budget, which must be approved by the Board of Directors;

  reviewing and certifying the Company’s annual report;

  appointing, dismissing and promoting any employees of Logitech other than executive officers and the head of the internal audit function;

  taking immediate measures to protect the interests of the Company where a breach of duty is suspected from executive officers until the Board has decided on the matter;

  carrying out Board resolutions;

  reporting regularly to the Chairman of the Board of Directors on the activities of the business;

  preparing supporting documents for resolutions that are to be passed by the Board of Directors; and

  deciding on issues brought to his attention by executive officers.

ALLOCATION OF POWERS AND RESPONSIBILITIES BETWEEN THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors has delegated the management of the Company to the Chief Executive Officer and the executive officers, except where Swiss law or the Company’s Articles of Incorporation or Organizational Regulations (By-Laws) provide differently.

     The Board of Directors has the responsibility for supervision and control of Company management. In addition to the non-transferable powers and duties of boards of directors under Swiss law, the Logitech Board of Directors also has the following responsibilities:

  the signatory power of its members;

  the approval of the budget submitted by the Chief Executive Officer;

  the approval of any type of investment or acquisition not included in the approved budgets;

  the approval of any expenditure of more than $10 million not specifically identified in the approved budgets; and

  the approval of the sale or acquisition, including related borrowings, of the Company’s real estate.

     The detailed authorities and responsibilities of the Board of Directors, the Chief Executive Officer and the executive officers are set out in the Company’s Articles of Incorporation and Organizational Regulations. Please refer to http://ir.logitech.com for copies of these documents.

Means by Which the Board of Directors Supervises Executive Officers

     The Board of Directors is regularly informed on developments and issues in Logitech’s business, and monitors the activities and responsibilities of the executive officers in various ways.

  At each regular Board meeting the Chief Executive Officer reports to the Board of Directors on developments and important issues. The Chief Executive Officer also provides regular updates to the Board members regarding Logitech’s business between the dates of regular Board meetings.

  The offices of Chairman and Chief Executive Officer are separated, to help ensure balance between leadership of the Board and leadership of the day-to-day management of Logitech.

  Executive officers and other members of senior management, at the invitation of the Board, regularly attend portions of meetings of the Board and its Committees to report on the financial results of Logitech, its operations, performance and outlook, and on areas of the business within their responsibility, including risk management and management information systems, as well as other business matters. For further information on participation by executive officers and other members of senior management in Board and Committee meetings please refer to “Board Committees” above.

  There are regular quarterly closed sessions of the non-executive, independent members of the Board of Directors, where Logitech issues are discussed without the presence of executive or non-independent members of the Board or executive officers.

  The Board holds quarterly closed sessions, where all Board members meet without the presence of non-Board members, to discuss matters appropriate to such sessions, including organizational structure and the hiring and mandates of executive officers.

  There are regularly scheduled reviews at Board meetings of Logitech strategic and operational issues, including discussions of issues placed on the agenda by the non-executive members of the Board of Directors.

  The Board reviews and approves significant changes in Logitech’s structure and organization, and is actively involved in significant transactions, including acquisitions, divestitures and major investments.

  All non-executive Board members have access, at their request, to all internal Logitech information.

  The head of the Internal Audit function reports to the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has been an officer or employee of Logitech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders may contact the Board of Directors about bona fide issues or questions about Logitech by sending an email to generalcounsel@logitech.com or by writing the Corporate Secretary at the following address:

Logitech International S.A.
Attn: Corporate Secretary
Moulin du Choc D
1122 Romanel-sur-Morges, Switzerland

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AS OF JUNE 30, 2009

     In accordance with the proxy statement rules under U.S. securities laws, the following table shows the number of our shares beneficially owned as of June 30, 2009 by:

  each person or group known by Logitech, based on filings pursuant to Section 13(d) or (g) under the U.S. Securities Exchange Act of 1934 or notifications to the Company under applicable Swiss laws, to own beneficially more than 5% of our outstanding shares as of June 30, 2009;

  each director and each nominee for director;

  the persons named in the Summary Compensation Table in the Compensation Report (the “named executive officers”); and

  all directors and executive officers as a group.

				Total as a
	Number	Options	Total	Percentage
	of Shares	Exercisable	Beneficial	of Shares
Beneficial Owner	Owned (1)	Within 60 Days (2)	Ownership	Outstanding (3)
5% Shareholders:
Entities affiliated with Fidelity (4)	9,344,721	-	9,344,721	[ ]%
Thornburg Investment Management (5)	11,922,284	-	11,922,284	[ ]%
The Capital Group Companies, Inc. (6)	9,780,117		9,780,117	[ ]%

Directors, not including the Chairman or the CEO:
Daniel Borel	11,200,471	-	11,200,471	[ ]%
Matthew Bousquette	10,000	60,000	70,000	*
Erh-Hsun Chang	148,000	315,000	463,000	*
Kee-Lock Chua	10,051	135,000	145,051	*
Sally Davis	3,425	20,000	23,425	*
Richard Laube	53,000	-	53,000	*
Robert Malcolm	4,881	20,000	24,881	*
Monika Ribar	5,000	90,000	95,000	*

Named Executive Officers:
Guerrino De Luca	328,036	2,715,624	3,043,660	[ ]%
Gerald Quindlen	-	305,000	305,000	*
Mark Hawkins	3,279	70,000	73,279	*
David Henry	10,000	472,500	482,500	*
Junien Labrousse	23,340	442,500	465,840	*
Current Directors and Executive Officers, as a Group (14)	11,798,750	4,620,624	16,411,874	[ ]%
____________________

*	Less than 1%

(1)	Each director or executive officer has sole voting and investment power over the shares reported in accordance with SEC rules, subject to community property laws where applicable.

(2)

Includes shares represented by vested, unexercised options as of June 30, 2009 and options that are expected to vest within 60 days after June 30, 2009. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Based on [ ] shares outstanding on June 30, 2009.

(4)

Based solely on information supplied by FMR LLC in a notification to the Company on January 7, 2009 provided under Swiss law reporting ownership of Logitech’s shares as of January 6, 2009. According to the notification direct and indirect subsidiaries of FMR LLC hold 9,344,721 shares as of such date on behalf of funds managed by and clients of direct and indirect subsidiaries of FMR LLC. FMR LLC is the parent holding company of Fidelity Management & Research Company, investment manager for US mutual funds, and Fidelity Management & Trust Company, a US state chartered bank which acts as a trustee or investment manager of various pension and trust accounts. The address of the entities affiliated with Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)

Based solely on information supplied by Thornburg Investment Management in a notification to the Company on May 22, 2008 provided under Swiss law reporting ownership of Logitech’s shares as of April 25, 2008. According to the notification Thornburg Investment Management holds 11,922,284 shares as of such date as an investment manager on behalf of its investment clients. The address of Thornburg is 119 East Marcy Street, Santa Fe, New Mexico 87501.

(6)

Based solely on information supplied by The Capital Group Companies, Inc. in a notification to the Company on February 26, 2009 provided under Swiss law reporting ownership of Logitech’s shares as of February 25, 2009. According to the notification subsidiaries of The Capital Group Companies, Inc. hold 9,780,117 shares as of such date as investment managers on behalf of funds and institutional investment clients. of the subsidiaries. The address of The Capital Group Companies is 333 South Hope Street, Los Angeles, California 90071

SHARE OWNERSHIP GUIDELINES

     Members of the Board of Directors and executive officers and other officers who report directly to the CEO are subject to share ownership guidelines.

     Directors are required to own at least 5,000 Logitech shares under guidelines adopted by the Board in June 2006. Directors are required to achieve this ownership within three years of joining the Board, or, in the case of directors serving at the time the guidelines were adopted, within three years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any share splits or other capital adjustments, and will be re-evaluated by the Board from time to time. As of June 30, 2009, each director had either satisfied these ownership guidelines or had time remaining to do so.

     The Compensation Committee adopted share ownership guidelines for executive officers and other officers who report directly to the CEO effective September 2008. These guidelines require the CEO to hold a number of Logitech shares with a market value equal to 3 times his annual base salary. Officers who report to the CEO must hold a number of Logitech shares with a market value equal to 2 times annual base salary. Officers subject to the guidelines are required to achieve the guideline within three years of being appointed to the position making them subject to the guideline, or, in the case of such officers serving at the time the guidelines were adopted, within three years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any share splits or other capital adjustments, and will be re-evaluated by the Compensation Committee from time to time. Up to 50% of the guideline may be met through the net value of vested, unexercised stock options. If the guideline is not met within 3 years, the CEO must hold 100% of his after – tax shares resulting from option exercises or other equity incentive awards until the guideline is reached, and all other CEO direct reports must hold at least 50% of the net shares resulting from option exercises or other equity incentive awards until the guideline is reached. As of June 30, 2009, each applicable officer had either satisfied these ownership guidelines or had time remaining to do so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OUR POLICIES

     It is our policy that all employees must not engage in any activities which could conflict with Logitech’s business interests, which could adversely affect its reputation or which could interfere with the fulfillment of the responsibilities of the employee’s job, which at all times must be performed in the best interests of Logitech. In addition, Logitech employees may not use their position with Logitech, or Logitech’s information or assets, for their personal gain or for the improper benefit of others. These policies are included in our Conflict of Interest and Business Ethics Policy, which covers our directors, executive officers and other employees. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Audit Committee.

NASDAQ RULES AND SWISS BEST CORPORATE GOVERNANCE PRACTICES

     Nasdaq rules defining “independent” director status also govern conflict of interest situations, as do Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. As discussed above, the Board of Directors has determined that each of our directors other than Mr. Borel, Mr. De Luca and Mr. Quindlen qualifies as “independent” in accordance with the Nasdaq rules. The Nasdaq rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with the company. The Nasdaq independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SEC RULES

     In addition to the Logitech and Nasdaq policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Logitech and a director or executive officer or persons and entities affiliated with them. There were no such transactions in fiscal year 2009 that require disclosure. Since April 1, 2008, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our shares, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest other than in connection with the following transactions: We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Swiss and California law.

     None of the following persons has been indebted to Logitech or its subsidiaries at any time since the beginning of fiscal year 2009: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

INDEPENDENT PUBLIC ACCOUNTANTS

     Under Logitech’s Articles of Incorporation the shareholders elect or re-elect the Company’s independent auditors each year at the Annual General Meeting.

     Logitech’s consolidated and statutory auditors are currently PricewaterhouseCoopers S.A., Lausanne, Switzerland. PricewaterhouseCoopers S.A. assumed its first audit mandate for Logitech in 1988. They were re-elected by the shareholders as Logitech’s consolidated and statutory auditors at the Annual General Meeting in September 2008. For purposes of U.S. securities law reporting, PricewaterhouseCoopers LLP, San Jose, California, serves as the Company’s independent registered public accounting firm. Together, PricewaterhouseCoopers S.A. and PricewaterhouseCoopers LLP are referred to as “PwC.”

     As appointed by the Board, the Audit Committee is responsible for supervising the performance of the Company’s independent auditors, and recommends the election or replacement of the independent auditors to the Board of Directors.

     Representatives of PwC are invited to attend all regular meetings of the Audit Committee. During fiscal year 2009, PwC representatives attended all nine Audit Committee meetings. The Committee twice met separately with representatives of PwC in closed sessions of Committee meetings.

     On a quarterly basis, PwC reports on the findings of their audit and/or review work including their audit of Logitech’s internal controls over financial reporting. These reports include their assessment of critical accounting policies and practices used, alternative treatments of financial information discussed with management, and other material written communication between PwC and management. At each quarterly Board meeting the Audit Committee reports to the full Board on the substance of the Committee meetings during the quarter. On an annual basis, the Audit Committee approves PwC’s audit plan and evaluates the performance of PwC and its senior representatives in fulfilling its responsibilities. Moreover, the Audit Committee recommends to the Board the appointment or replacement of the independent auditors, subject to shareholder approval. The Audit Committee reviews the annual report provided by PwC as to its independence.

AUDIT AND NON-AUDIT FEES

     In addition to the audit services PwC provides with respect to Logitech’s annual audited consolidated financial statements and other filings with the Securities and Exchange Commission, PwC has provided non-audit services to Logitech in the past and may provide them in the future. Non-audit services are services other than those provided in connection with an audit or a review of Logitech’s financial statements. The Audit Committee of the Board of Directors determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

     During fiscal year 2009, PwC performed the following non-audit services that were approved by the Audit Committee: tax planning and compliance advice, consultations regarding share-based compensation and expatriate tax services.

     The following table sets forth the aggregate fees billed to us for the audit and other services provided by PwC during the fiscal years ended March 31, 2009 and 2008 (in thousands):

	2009	2008
Audit fees (1)	$2,537	$2,956
Audit-related fees (2)	227	39
Tax fees (3)	420	835
All other fees (4)	8	27
Total	$3,192	$3,857
____________________

(1)	Audit fees. This category represent fees for professional services provided in connection with the audit of our financial statements, the audit of our internal control over financial reporting, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees. This category represents consultation on issues such as acquisition accounting, due diligence services in connection with acquisitions, review and testing of the impact of new accounting pronouncements, and other topics.

(3)	Tax fees. This category represents fees for tax compliance, assistance with tax audits, tax advice and tax planning.

(4)	All other fees. This category primarily represents fees for export compliance and other compliance services.

PRE-APPROVAL PROCEDURES AND POLICIES

     The Audit Committee pre-approves all audit and non-audit services provided by PwC. This pre-approval must occur before the auditor is engaged. The Audit Committee pre-approves categories of non-audit services and a target fee associated with each category. Usage of PwC fees against the target is presented to the Audit Committee at each in-person quarterly meeting, with additional amounts requested as needed. Services that last longer than a year must be re-approved by the Audit Committee.

     The Audit Committee can delegate the pre-approval ability to a single independent member of the Audit Committee. The delegate must communicate all services approved at the next scheduled Audit Committee meeting. The Audit Committee or its delegate can pre-approve types of services to be performed by PwC with a set dollar limit per type of service. The Vice President, Corporate Controller is responsible for ensuring that the work performed is within the scope and dollar limit as approved by the Audit Committee. Management must report to the Audit Committee the status of each project or service provided by PwC.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is responsible for overseeing Logitech’s accounting and financial reporting processes and audits of Logitech’s financial statements. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Logitech’s financial statements and reports, Logitech’s internal auditors, as well as PwC, Logitech’s independent auditors, which is responsible for expressing an opinion on the conformity of Logitech’s audited financial statements to generally accepted accounting principles and attesting to the effectiveness of Logitech’s internal control over financial reporting.

     The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Charter can be found on our website at http://ir.logitech.com. To view the charter, select “Audit Committee Charter” under “Corporate Governance.”

     In performing its responsibilities, the Committee has reviewed and discussed, with management and the independent auditors, the audited consolidated financial statements in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009. The Audit Committee has also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees.”

     The Audit Committee has received the written disclosures letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the independent public accountant’s independence.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Submitted by the Audit Committee of the Board

Monika Ribar, Chairman
Matthew Bousquette
Sally Davis

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires Logitech’s directors, executive officers and any persons who own more than 10% of Logitech’s shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Logitech with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

     Based on our review of the copies of such reports furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were met in fiscal year 2009.

COMPENSATION REPORT 2009

INTRODUCTION

     Logitech has designed its compensation programs to attract, retain and motivate the high caliber of executives, managers and staff that is critical to the long-term success of its business.

     This Compensation Report has been designed to comply with the proxy statement rules under U.S. securities laws as well as Swiss regulations and best corporate governance practices. This Report is an integrated part of our Invitation and Proxy Statement for our 2009 Annual General Meeting.

REPORT OF THE COMPENSATION COMMITTEE

     The Logitech Compensation Committee, which is composed solely of independent members of the Logitech Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Compensation Report with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Logitech’s 2009 Invitation and Proxy Statement and Annual Report.

Compensation Committee
MATTHEW BOUSQUETTE, Chairman
KEE-LOCK CHUA
RICHARD LAUBE
ROBERT MALCOLM

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

     Logitech’s executive compensation programs have been designed to:

  be competitive with comparable companies in the industry and in the region where the executive is based;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented environment that rewards superior performance; and

  reflect the Compensation Committee’s assessment of an executive’s role and past performace through base salary and short-term incentives, and his or her potential for future contribution to Logitech through long-term equity incentive awards.

     An important component of Logitech’s executive compensation philosophy is to pay executives at or near the median of peers that compete for similar executive talent, and that individual performance and importance to Logitech should be reflected in the compensation of individual executives. However, while compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, retaining and motivating executives and employees.

ROLE OF THE COMPENSATION COMMITTEE

     The Compensation Committee reviews and approves our compensation programs, including the specific compensation of our Chairman, our President and Chief Executive Officer, and our other executive officers.

     Under the Compensation Committee’s charter, the Committee has the authority to engage its own advisors (including compensation consultants) to assist it in carrying out its responsibilities. In February 2008 the Committee retained Frederic W. Cook & Co., Inc. (Fred Cook) to provide analysis, advice and guidance with respect to executive compensation. The Committee had not formerly retained its own advisors. Fred Cook only provides services to the Compensation Committee, and has not provided and is not providing other services to the Company or its management.

ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

     While the Compensation Committee sets the compensation of our CEO and other executive officers, it looks to management to make recommendations to the Committee with respect to both overall guidelines and specific compensation decisions. In determining fiscal year 2009 executive officer compensation the Compensation Committee also met with and considered the analysis and recommendations of Frederick W. Cook & Co., Inc., which the Committee retained as an independent compensation consultant to the Committee in February 2008.

     Management’s fiscal year 2009 executive officer compensation proposals to the Compensation Committee were primarily developed by Logitech’s Vice President of Worldwide Human Resources and executive compensation staff, in consultation with Guerrino De Luca, Logitech’s Chairman and Gerald Quindlen, Logitech’s President and Chief Executive Officer (other than with respect to their own proposed compensation). The proposed base salary, bonus targets and equity incentive award recommendation for Mr. De Luca for fiscal year 2009 were developed by Logitech’s Vice President of Worldwide Human Resources and executive compensation staff, in consultation with Gerald Quindlen. The proposed base salary, bonus targets and equity incentive award recommendation for Mr. Quindlen for fiscal year 2009 were developed by Logitech’s Vice President of Worldwide Human Resources and executive compensation staff, in consultation with Guerrino De Luca. As part of the annual personnel review and succession planning process, Mr. Quindlen also provides the Board and the Compensation Committee with his perspective on the performance of Logitech’s executive officers, and Mr. De Luca provides the Board with his perspective on the performance of Mr. Quindlen.

     Once the Compensation Committee received the analysis and recommendations from the independent compensation consultant and management, it made all decisions regarding executive officer fiscal year 2009 compensation without Mr. De Luca, Mr. Quindlen or any executive officer present. The Committee considered, but was not in any way bound by, the recommendations made by management.

DETERMINING TOTAL EXECUTIVE COMPENSATION

Overview

     The Compensation Committee considers a variety of factors when determining total executive compensation, including:

  Competitive considerations.

  Subjective elements, such as the scope of the executive’s role, experience and skills, the individual’s performance during the fiscal year and potential for future contribution to Logitech.

  The performance of Logitech.

  Accrued and realized gains from past equity incentive awards.

Competitive considerations

     We attempt to compensate our executive officers competitively relative to industry peers. In order to evaluate Logitech’s competitive position in determining fiscal year 2009 executive compensation, the Compensation Committee retained Fred Cook to benchmark Logitech’s executive compensation, including the components of compensation, and to develop a recommendation for fiscal year 2009 base salary and target bonus compensation. Fred Cook created their own custom public peer group for Logitech, which differs from the group used by management in fiscal year 2008. The companies in the peer group were identified and selected solely by Fred Cook. The companies were selected based on (i) involvement in the PC-based consumer electronics industry, or (ii) revenues approximately equal to Logitech’s and a presence near Silicon Valley in the San Francisco Bay Area. Management subsequently reviewed the group and did not express any reservations on its composition. The competitive market data for the Fred Cook study included a mix of widely recognized external compensation surveys, as well as data disclosed in the peer companies’ proxy statements.

     The public peer group companies are as follows:

3Com Activision Agilent AMD Autodesk BMC Software Brocade Communications Cadence Design	Cypress Semiconductor Electronic Arts Intuit Lexmark International McAfee NCR Network Appliance Novell	NVIDIA Polycom SanDisk Sybase Symantec Teradata Verisign Western Digital

     Although Logitech is a Swiss company, Logitech primarily competes for executive management talent with technology companies in the United States, and particularly in the high-technology area of Silicon Valley. As a result, the peer group data consisted primarily of U.S. public technology companies. Logitech ranked approximately at the median of the peer group in terms of annual sales, net income and market capitalization at the time of the review in February 2008.

     In addition, to assist the Committee in its review of executive compensation, Logitech’s executive compensation staff provides compensation data compiled from widely recognized executive compensation surveys.

Logitech’s compensation targeting

     Logitech seeks to be at the median for total compensation, and for components of compensation, for its executives against the companies with whom it competes for executive talent, based on the peer group and survey data. The Fred Cook executive compensation review, conducted in March 2008, compared Logitech executive compensation, including base salary, short-term incentives, equity compensation and equity compensation design, against the peer group. The equity compensation design review included a comparison of the use of stock options, restricted stock units and performance-based restricted stock units among the peer group. Based on the results of the Fred Cook review, Logitech’s total target cash compensation (consisting of base salary and target short-term cash incentives) is consistent with the median, with the exception of the target cash compensation for Mr. Quindlen, which is below the median. However, the compensation review indicated that equity compensation is below the peer group median. As a result of the low equity incentive compensation compared to the peer group, total Logitech executive compensation is below the median, as discussed further below under the heading “Elements of Compensation/Executive Compensation Practices.” The resulting compensation decisions for fiscal year 2009 based on this review are discussed further below.

     In addition, the compensation paid to a particular executive officer may vary from the median based on consideration of the factors listed above under the heading “Overview.”

Effect of individual performance

     The differences in compensation among the individual named executive officers, as disclosed in the Summary Compensation Table below, were primarily related to market compensation in each position, a subjective assessment of the executive’s impact on the Company’s past and future performance, succession planning and retention. The Compensation Committee does not review executive officers’ individual performance against pre-established individual performance metrics devised by the Compensation Committee, between the Compensation Committee and the respective executive, or otherwise.

Effect of realized compensation on future pay decisions

     The Compensation Committee considers actual realized compensation received in determining if our compensation programs are meeting their objectives of pay-for-performance and retention. The Compensation Committee generally does not reduce compensation plan targets based on realized compensation, as we do not want to create a disincentive for exceptional performance. However, the possible cash compensation increases and the amount of equity incentive awards may be adjusted based on actual realized compensation. As an example, Daniel Borel, our Chairman until January 1, 2008, and one of our co-founders, received a base salary and the same target bonus opportunity as Mr. De Luca while Mr. De Luca was CEO, but never received any stock option grants or other equity incentive compensation from the Company in recognition of Mr. Borel’s large Logitech shareholdings. In addition, Mr. De Luca’s total annual compensation as CEO was typically below that of other high-technology company CEOs, in recognition of his realized and accrued option gains as a result of the significant share price appreciation of the Company over the time Mr. De Luca served as CEO.

Other factors

     To further assess the appropriateness of compensation, the Compensation Committee also reviews pay mix, to ensure a significant portion of pay is at-risk. The Committee also reviews total compensation statements, also known as “tally sheets”, which set out the amount of each pay component as well as the sum of all remuneration in order to gauge the reasonableness of each element and the total potential expense. For newly hired executives, consideration is given to the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Logitech.

     In determining Mr. De Luca’s and Mr. Quindlen’s 2009 compensation the Compensation Committee reviewed and considered the same data as for other named executive officers, as discussed above, but also considered the following:

  Internal pay equity data; and

  Mr. De Luca’s and Mr. Quindlen’s total equity incentive position.

Timing of compensation decisions

     Executive cash compensation (base salary plus target bonus) is typically reviewed at the Compensation Committee’s March meeting in an effort to align cash compensation changes to the fiscal year, which begins in April. Compensation increases are not automatic each year and are largely dependent upon relative pay rates for the industry and Company and individual performance. In addition, at the March meeting the Committee typically considers the equity incentive award grant for the Chairman and the CEO. The Committee typically considers the equity incentive award grants for the other executive officers as part of the Company’s yearly employee equity incentive grant cycle, which typically occurs in September. However, the Committee may also make executive compensation decisions at other times during the fiscal year in the event of an executive new hire or promotion or other reasons. In December 2008 the Committee made special stock option grants to executive officers and certain other employees to increase the retention value of the equity incentives held by the executive officers and other employees.

ELEMENTS OF COMPENSATION / EXECUTIVE COMPENSATION PRACTICES

     The principal components of our executive compensation programs are:

  Base salary.

  Short-term cash incentive awards.

  Long-term equity incentive awards.

     Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans, and our employee share purchase plans, which are generally available to our employees. We also provide limited perquisites, as described below.

     The following table outlines our objectives for each of the principal components of executive compensation.

Element of Compensation	Objective
Base salary	Reward individuals’ current contributions to the company Compensate individuals for their expected day-to-day performance
Short-term cash incentive awards
  Align executive compensation with annual and semi-annual performance

  Make a significant portion of the executive’s yearly cash compensation variable and subject to the achievement of company business goals.

  Motivate and reward the executive for above-target performance

Long-term equity incentive awards	Support retention of the executive Directly align executive and shareholder interests Provide a direct incentive for future performance

     In determining how we allocate an executive’s total compensation package among these various principal components, we emphasize compensation elements that reward performance against measures that correlate closely with increases in shareholder value. Accordingly, a significant portion of our executive compensation is at-risk, including the short-term cash incentive awards and long-term equity incentive awards. Our CEO and other executive officers have a higher percentage of at-risk compensation (and thus greater upside potential and downside risk) relative to Logitech’s other employees. We believe this is appropriate because our executive officers have the greatest influence on Logitech’s performance. Long-term equity incentive awards, which for fiscal year 2009 consisted of stock options and performance-based restricted stock units, represent the largest component of pay in order to encourage sustained long-term performance and ensure alignment with Logitech’s shareholders.

     The charts below indicate the percentage of total compensation costs in fiscal year 2009 represented by base salary, short-term cash incentives (bonus payments), and long-term equity incentive awards for each of Guerrino De Luca, Gerald Quindlen and all other named executive officers. All underlying amounts are taken from the Summary Compensation Table.

Base salary

     Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to Logitech and compensate them for their expected day-to-day performance. In setting base salary levels for fiscal year 2009, the Compensation Committee considered, in its reasoned business judgment, the executive’s experience, scope of the executive’s role, past achievement of the executive at the Company, the anticipated value of the executive’s future contribution to Logitech, and competitive pay practices. Of these factors, competitive pay practices were the primary determinant of base salaries.

     Mr. De Luca’s base salary as Chairman in fiscal year 2009 was $550,000, which did not increase over his base salary as Chairman in fiscal year 2008. Mr. Quindlen’s base salary in fiscal year 2009 was $787,500, an increase from his base salary as CEO in fiscal year 2008 of $750,000. The base salary for the other named executive officers during fiscal year 2009 is set out in the Summary Compensation Table.

     In aggregate, base salaries for the named executive officers for fiscal year 2009 are at or above the median of the peer group.

Short-term cash incentive awards

     Short-term cash incentive awards link cash incentives to Logitech’s annual and semi-annual performance, make a significant portion of the executive’s yearly cash compensation variable and subject to the achievement of Logitech business goals, and motivate and reward executives for above-target performance. In fiscal year 2009 Logitech named executive officers were eligible for short-term cash incentive awards under programs established under the Logitech Management Performance Bonus Plan (the “Bonus Plan”).

     Under the Bonus Plan named executive officers and others selected for participation were eligible to receive cash bonuses based on the performance of the Company or the participants’ business or functional unit, or both, against fiscal year 2009 target performance measures. For each participant there was a minimum performance threshold, below which no bonus amount would be paid. Above-target performance could be rewarded with a 2 for 1 or a 3 for 1 award payout, for each percentage by which actual performance exceeded certain thresholds. Further details on the Bonus Plan are set out below.

Performance measures for fiscal year 2009 bonus programs

     In fiscal year 2009 funding of the bonus programs was based on two key performance measures:

Performance Measure	Why It is Used	Measurement Basis
Revenue	Revenue growth is an essential component of long-term success and viability and enables future strategic investments.	Generally Accepted Accounting Principles (GAAP).

Operating Income	Generating an increase in per-share value for investors is a priority, as operating profit allows Logitech to re-invest in R&D, operations and people for future success.	Generally Accepted Accounting Principles (GAAP), excluding share-based compensation expense

     The bonus program in fiscal year 2009 for Mr. De Luca and Mr. Quindlen was measured on an annual basis. The bonus program in fiscal year 2009 for all other named executive officers was measured on a semi-annual basis. For all named executive officers the revenue and operating income goals in the 2009 bonus programs were set equal to Logitech’s fiscal year 2009 business plan as approved by the Board, except that part of the goals for Junien Labrousse were based on the performance of the product group. Please see further details below under the heading “Bonus Plan performance targets and results for fiscal year 2009.”

Timing of bonus payments

     If earned, the annual bonus is paid to the Chairman and the Chief Executive Officer in one installment in May for the fiscal year ended March 31, and the semi-annual bonuses are generally paid to the other named executive officers in November and May for the two fiscal six-month performance periods. No bonus was paid to the Chairman or the Chief Executive Officer in respect of fiscal year 2009, as both Mr. De Luca and Mr. Quindlen declined the bonus payments they had otherwise earned under the terms of their fiscal year 2009 bonus program. Bonus amounts were earned and paid to other named executive officers in respect of the April 1, 2008 to September 30, 2008 performance period as set out in the Summary Compensation Table and the Grants of Plan-Based Awards Table below. No bonus was paid to any other named executive officer in respect of the October 1, 2008 to March 31, 2009 performance period as the minimum performance thresholds were not met.

Formula used

     The formula for determining the bonus awards in fiscal year 2009 was as follows:

Executive’s eligible wages	X	Executive’s target bonus percentage(1)	X	Bonus Plan funding percentage(2)	=	Annual or semi-annual bonus award

(1)	Expressed as a percentage of base salary.

(2)	Based on achievement against target performance measures, including a potential for a 2 for 1 or a 3 for 1 increase in the funding percentage for each percentage by which actual performance exceeds target performance thresholds.

     The target performance measures under the Bonus Plan for fiscal year 2009 are disclosed in the table below under the heading “Bonus Plan performance targets and results for fiscal year 2009.”

Named executive officer bonus targets

     Each of Guerrino De Luca, our Chairman, and Gerald Quindlen, our CEO, was eligible for an annual target bonus of 100% of his base salary under the fiscal year 2009 bonus program. The maximum bonus for both Mr. De Luca and Mr. Quindlen was 300% of base salary. The minimum performance required before any bonus payment is made was 80% of the target performance.

     All of Logitech’s other named executive officers were eligible for annual target bonuses ranging from 50% to 67% of their base salaries, depending on their positions, with a maximum bonus of 300% of their base salaries. The minimum performance required before any bonus payment is made was 80% of the target performance, except that the minimum performance for Logitech operating income in the first half of fiscal year 2009 was 70% of the target performance. In each case, the annual target bonus was divided into semi-annual bonus targets.

     The target bonus opportunities for named executive officers in fiscal year 2009 are in aggregate below the median of the peer group.

Bonus Plan performance targets and results for fiscal year 2009

     The performance targets and actual results from the Bonus Plan in fiscal year 2009 for our named executive officers are set out in the following table:

			Minimum		Maximum
	FY09		Performance	Performance	Performance	Actual
	Measurement		Target	Target	Target	Achievement	Performance/
Executive	Period	Performance Measure (1)	(thousands)	(thousands)	(thousands)	(thousands)	Funding (2)
Guerrino De Luca,	Full fiscal year	Net Sales (50%)	$2,168.49	$2,710.61	$4,526.72	$2,208.83	81.49%
Gerald Quindlen		Operating Income (50%)	280.26	350.33	585.05	109.65	-

Junien Labrousse	1st half FY 2009	Net Sales (50%)	947.55	1,184.44	1,978.02	1,171.16	98.88%
		Operating Income (25%)	89.31	127.58	213.06	121.97	95.60%
		PG Profit Contribution (25%) (3)	250.53	313.16	522.98	304.25	97.15%
	2nd half FY 2009	Net Sales (50%)	1,220.94	1,526.17	2,548.71	1,035.42	-
		Operating Income (25%)	178.21	222.76	372.01	12.36	-
		PG Profit Contribution (25%) (3)	367.75	459.69	767.68	206.89	-

Mark Hawkins,	1st half FY 2009	Net Sales (50%)	947.55	1,184.44	1,978.02	1,171.16	98.88%
David Henry		Operating Income (50%)	89.31	127.58	213.06	121.97	95.60%
	2nd half FY 2009	Net Sales (50%)	1,220.94	1,526.17	2,548.71	1,035.42	-
		Operating Income (50%)	178.21	222.76	372.01	12.36	-
____________________

(1)	The operating income performance measure excludes share-based compensation expense.

(2)	If the minimum performance target for a performance measure was not met, there was no performance funding for that measure for the period. Although the minimum performance threshold for fiscal year 2009 Net Sales was met under the fiscal year 2009 bonus program for Mr. De Luca and Mr. Quindlen, they each declined the bonus of $222,750 and $318,937, respectively, otherwise payable to them.

(3)	Product Group Profit Contribution, which consists of Logitech operating income before sales & marketing and general & administrative operating expenses.

     The cash bonus awards earned and paid in respect of fiscal year 2009 were based solely on the formula funding results prescribed by the above measures, with no additional discretionary adjustments, except that Mr. De Luca and Mr. Quindlen each declined the payment of any bonus amounts to them in respect of fiscal year 2009 performance.

Long-term equity incentive awards

     During fiscal year 2009 the Compensation Committee granted our named executive officers long-term equity incentive awards in the form of stock options and, for the first time, performance-based restricted stock units, or PRSUs, in order to align their incentives with the long-term interests of our shareholders, to support retention of the executives, and to provide a direct incentive for future performance.

     Stock options provide the opportunity to purchase shares at a fixed exercise price, allowing the recipient to benefit from increases in share price from the date of grant. The options have a four-year vesting period, with the options vesting in four equal annual increments, to encourage a long-term perspective and to encourage key employees to remain at Logitech. All options granted to named executive officers to date have an exercise price equal to the fair market value of Logitech’s shares on the effective grant date.

     The performance-based restricted stock units provide the executive officer the opportunity, if the minimum performance threshold is met, to receive Logitech shares based on the relative total shareholder return, or TSR, of Logitech shares against the Nasdaq 100 index over the two-year performance period. If threshold performance is achieved, the number of shares awarded is pro-rated according to performance (see “Structure of the PRSUs”). The Compensation Committee adopted the use of PRSUs for executive officers during fiscal year 2009 in part to align Logitech’s equity compensation for executives more closely with the peer group, and also to supplement the use of option grants and to further align the interests of executive officers with shareholders. The PRSUs are intended to:

  Link compensation to key financial metrics of growth and profitability.

  Support pay-for-performance philosophy and retention efforts.

  Be less dilutive to shareholders than stock options.

Determination of long-term equity incentive awards

     The Compensation Committee is responsible for determining who should receive equity incentive awards, when the awards should be made, the exercise price per share and the number of shares or other rights to be granted. Long-term equity incentive awards may be granted only by the Compensation Committee or the full Board of Directors. The Compensation Committee regularly reports its activity, including approvals of grants, to the Board. We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively.

Criteria considered in determining amount of long-term equity incentive awards

     The factors the Compensation Committee uses to determine the amount of equity incentive awards to grant are: market practice, the accrued value of past grants and associated retention value, projected business needs, the projected impact of shareholder dilution, and the associated compensation expense that will be included in our financial statements. The total number of net shares granted under Logitech’s equity compensation plans, excluding the Employee Share Purchase Plans, has represented less than 2% of total shares outstanding in each of the last three fiscal years. The total number of net shares granted in a fiscal year, also referred to as dilution, is equal to the total equity incentive awards granted less cancellations, divided by shares outstanding.

Long-term equity incentive awards granted in fiscal year 2009

     During fiscal year 2009 the number of shares subject to equity incentive awards granted to Logitech’s named executive officers was determined by the Compensation Committee in their subjective review based on the executive compensation review, accrued value of past grants, individual and corporate performance, and peer group and survey data. The Committee considered peer group data in particular in adopting the use of performance-based restricted stock units for executive officers, including the named executive officers, and in setting the total equity incentive compensation for the named executive officers for fiscal year 2009, excluding the special incentive grants discussed below.

     In December 2008 the Committee approved special incentive stock option grants to executive officers and certain other employees. The factors the Committee considered in approving the special grants were the competitive environment, retention risks and succession planning for key employees, Logitech’s share price performance, and the accrued and unrealized gains from past equity performance awards. The Committee approved the grants in order to increase the actual and perceived retention value of both vested and unvested equity incentive awards held by the executive officers and other employees.

     Grants to Mr. Quindlen. Mr. Quindlen received a stock option grant for 100,000 shares on April 1, 2008 as part of his fiscal year 2009 annual compensation as CEO. Mr. Quindlen received a performance-based restricted stock unit grant for 25,000 shares, assuming 100% target performance, on October 1, 2008 as part of the annual stock focal process. He also received a grant for 100,000 stock options on December 12, 2008, to support his retention and to support his long-term interest in increasing shareholder value. Slightly more than half of Mr. Quindlen’s total target compensation in fiscal year 2009 was provided through long-term equity incentive awards. The total number of stock options (200,000) and PRSUs (25,000) was based upon the mix of compensation components, the Compensation Committee’s consideration of the accrued value of past grants to Mr. Quindlen, as well as the Compensation Committee’s estimate of Mr. Quindlen’s potential for future contributions to Logitech’s success.

     Grant to Mr. De Luca. Mr. De Luca received a stock option grant for 30,000 shares on April 1, 2008 as part of his fiscal year 2009 compensation as Chairman. Mr. De Luca did not receive a grant of PRSUs or any other option grants during fiscal year 2009.

     Grants to Other Named Executive Officers. The equity incentive award grants made to Logitech named executive officers during fiscal year 2009 are set out in the Grants of Plan-Based Awards in Fiscal Year 2009 table, below. The value of long-term equity incentive awards in the form of stock options and PRSUs granted during fiscal year 2009 was in aggregate below the peer group, based on the March 2008 compensation review data.

Timing of grants

     Long-term equity incentive award grants to executive officers are typically and predominantly made at regularly scheduled, predetermined meetings of the Compensation Committee. These meeting are scheduled up to 18 months in advance and take place before the regularly scheduled, predetermined meetings of the full Board. Between the dates of regularly scheduled Compensation Committee meetings, the Compensation Committee made grants to new hires and promoted employees by consent according to a predetermined schedule. The grant schedule is determined prior to the beginning of the fiscal year. On limited occasions, grants may be made at an interim meeting of the Compensation Committee or of the Board, which generally are scheduled for the purpose of approving the hiring and compensation package for newly hired or promoted executives. The timing of interim meetings, if they occur, is based on the activity which generated the need for the meeting, not Logitech’s share price. In December 2008 the Committee approved special stock option grants to executive officers and certain other employees at an interim meeting held in part for that purpose, as discussed above.

Stock option exercise price

     The exercise price of a newly granted option (i.e., not an option assumed or granted in relation to an acquisition) is Logitech’s closing share price on Nasdaq on the date of grant, for options denominated in U.S. dollars, or the closing share price on the SIX Swiss Exchange on the date of grant, for options denominated in Swiss francs. Options granted to executive officers are typically denominated in U.S. dollars. The grant date may be the day of the Compensation Committee meeting or consent, or a subsequent date shortly after the date of the meeting or consent, but never a date prior to the date of the meeting or consent. The grant date is specified by the Compensation Committee at the time of its approval.

Stock option vesting

     Options granted to executive officers and employees vest 25% per year over four years, in equal increments on each annual anniversary of the original grant date. Grants made prior to fiscal year 2008 to newly-hired employees vest on each annual anniversary of the employee hire date.

PRSU Performance Measure

     The performance measure for the performance-based restricted stock units granted in fiscal year 2009 is the relative total shareholder return (“TSR”), expressed as a percentile rank, of Logitech shares against the TSR of companies included in the Nasdaq 100 Index. The Compensation Committee believes this measure is a key reflection of Logitech’s operational and financial performance, because it focuses on relative performance against other mid- to large-size technology companies.

     For purposes of the PRSUs, relative TSR reflects (i) the aggregate change in the 30-day average closing price of Logitech shares against the companies in the Nasdaq 100 Index, and (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested in shares when paid, each at the beginning and the end of a two-year performance period.

Structure of the PRSUs

     The structure of the PRSUs is summarized in the table below:

Vested
percentage of
shares subject to
Percentile Rank of Logitech TSR against Nasdaq 100 Index TSR	PRSU
Below 40th Percentile Rank (threshold)	0%
40th Percentile Rank	50%
60th Percentile Rank (target)	100%
75th Percentile Rank and Above	200%

     If the minimum performance threshold of a 40th percentile rank of Logitech TSR against the Nasdaq 100 Index TSR over the 2-year performance period is not met, no shares subject to the PRSUs will vest. For a percentile rank between the 40th and 60th percentiles, or between the 60th and 75th percentiles, the percent of shares subject to the PRSU that will vest will be determined by straight-line interpolation.

     The Compensation Committee set the minimum performance threshold, and the vested percentages against the corresponding TSR percentile ranks, based on the historical TSR of Logitech shares against the Nasdaq 100 Index.

OTHER COMPENSATION ELEMENTS

Other cash compensation

     The Compensation Committee may award discretionary bonuses in order to recognize outstanding individual performance or to assist in the retention of key talent. No such discretionary awards were made to the named executive officers in fiscal year 2009.

Deferred compensation plan

     Executive officers based in the United States are also eligible to participate in the Logitech Inc. Deferred Compensation Plan and a predecessor plan, which is an unfunded and unsecured plan that allows employees of Logitech Inc., the Logitech subsidiary in the United States, who earn more than a threshold amount the opportunity to defer U.S. taxes on their base salary and bonus or commission compensation. Under the plan, compensation may be deferred until termination or other specified dates chosen by the participants, and deferred amounts are credited with earnings based on investment benchmarks chosen by the participants. The earnings credited to the participants are funded solely by the plan investments. Logitech does not make contributions to this plan. Information regarding named executive officer participation in the Deferred Compensation Plan can be found in the Non-Qualified Deferred Compensation for Fiscal Year 2009 table and the accompanying narrative.

Severance and related benefits

     All executive officers are eligible to receive benefits under certain conditions in accordance with Logitech’s Change of Control Severance Agreement (the “Change of Control Agreement”), as described in the section “Potential Payments Upon Termination or Change in Control.”

     The purpose of the Change of Control Agreements is to support retention in the event of a prospective change of control. Should a change of control occur, benefits will be paid after a “double trigger” event as described in “Potential Payments Upon Termination or Change in Control.” Other than in the case of the Change of Control Agreement for Mr. Quindlen, benefits are capped at the amounts prescribed under Sections 280G and 4999 of the U.S. Tax Code and Logitech does not provide payments to reimburse its executive officers for additional taxes incurred (also known as “gross-ups”) in connection with a change of control.

     The Change of Control Agreement with Mr. Quindlen provides a tax gross-up to reimburse him for any additional taxes incurred under Section 280G of the U.S. Tax Code in connection with a change of control. This additional benefit was provided to Mr. Quindlen to be competitive with terms for other peer CEOs. In addition, under Mr. Quindlen’s employment agreement, if his employment is involuntarily terminated without cause Mr. Quindlen is entitled to his base salary and target bonus as described in “Potential Payments Upon Termination or Change in Control.” This term in Mr. Quindlen’s agreement is intended to provide consideration for his service to Logitech and the potential length of time until subsequent employment is secured if he is involuntarily terminated without cause.

     To determine the level of benefits to be provided under each change of control agreement, the Committee considered the circumstances of each type of severance, the impact on shareholders, and market practices.

Perquisites

     Logitech’s executive officer benefit programs are substantially the same as for all other eligible employees. Mr. De Luca received the occasional service of a car and driver during fiscal year 2009, and Mr. Quindlen was provided with limited personal tax preparation services. Expenses related to these services are imputed as income to Mr. De Luca and Mr. Quindlen and the additional tax liabilities are paid by Logitech by a gross-up payment. The aggregate amounts of these services plus the gross-up payment are reflected in the Summary Compensation Table below under the heading “All Other Compensation.”

Other Benefits

     Logitech’s executive officers are eligible to receive the same benefits as all other employees, including the following:

  Company contributions to defined contribution retirement programs, such as the Logitech Inc. 401(k).

  Health, welfare and life insurance benefits.

  Opportunity for participation in the Logitech Employee Share Purchase Plans.

OTHER COMPENSATION POLICIES

Derivatives

     We do not permit any Company insiders, including officers and directors, to trade in puts, calls, warrants or other derivative Logitech securities traded on an exchange or in any other organized securities market.

Recovery of compensation for restatements and misconduct

     We do not have a general policy regarding the recovery of compensation following a financial restatement; however, our Logitech International S.A. 2006 Stock Incentive Plan and our Logitech Management Performance Bonus Plan provide that awards under the plans are suspended or forfeited if the plan participant:

  has committed an act of embezzlement, fraud or breach of fiduciary duty;

  makes an unauthorized disclosure of any Logitech trade secret or confidential information; or

  induces any customer to breach a contract with Logitech.

     Any decision to suspend or cause a forfeiture of any award held by an executive officer is subject to the approval of the Board of Directors.

Additional tax considerations

U.S. Tax Code Section 162(m)

     We are limited by Section 162(m) of the U.S. Tax Code to a deduction for U.S. federal income tax purposes of up to $1,000,000 of compensation paid to our CEO and any of our three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The Compensation Committee considers the implications of Section 162(m) of the U.S. Tax Code in setting and determining executive officer long-term equity incentive award grants and in setting short-term cash incentive award compensation.

     The Logitech International S.A. 2006 Stock Incentive Plan approved by our shareholders in 2006 permits certain grants of awards under that plan to qualify as “performance-based compensation.” Bonuses paid to executives under the Logitech Management Performance Bonus Plan, including any bonuses earned in fiscal year 2009, may similarly qualify under Section 162(m). Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the Committee believes it to be in the best interests of the Company and its shareholders.

     In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences, including the impact of the Financial Accounting Standard Board’s Statement of Financial Accounting Standards 123(R), of its decisions in determining the forms of different equity awards.

COMPENSATION BELOW THE EXECUTIVE LEVEL

     Similar to Logitech’s executive compensation programs, Logitech’s compensation for its employees below the level of executive officer have been designed to attract, retain and motivate the skilled employees that are essential to Logitech’s success. However, one essential difference between compensation of executives and for employees below the executive level is that, for employees below the executive level, short-term incentives in the form of cash bonuses or profit sharing and long-term equity incentive awards comprise a smaller portion of the employee’s total target compensation. This means there is less total compensation at risk for non-executive employees based on the Company’s performance, while also meaning, similarly, that there is less potential for increased compensation from superior Company performance.

Components – Non-Executive Compensation

      The key components of Logitech’s compensation for employees below the executive level are as follows:

            Base salary.

            Short-term cash incentives. Logitech has a bonus program for employees at the director level or above, a profit-sharing program for employees below the director level, and, for sales personnel, sales commission plans. All professional staff other than sales personnel participate in the bonus program or the profit sharing program. The potential target compensation from the bonus and profit sharing programs is established, employee-by-employee, as a percentage of the employee’s annual base salary. The potential target compensation for sales personnel under sales commission plans is set on the basis of their sales quotas.

            Long-term equity incentive awards. Approximately one-third of the Company’s professional staff receive long-term equity incentive awards, in the form of stock options and, more recently for eligible employees at the level of director or above, restricted stock units, which represent the right to receive Logitech shares upon the vesting of the units. In addition, all full-time professional staff are eligible to participate in the Company’s employee share purchase plans, which allow eligible employees to purchase Logitech shares at a 15% discount from the market price of Logitech’s shares at the beginning or end of each six-month offering period.

            Health and welfare, and other local benefits. Health and welfare and other local benefits are offered to employees based on the market practices and local law requirements of the various jurisdictions in which employees are based. In a limited number of jurisdictions we offer defined benefit or defined contribution pension plans for employees.

Compensation Philosophy – Non-Executive Compensation

      The key features of Logitech’s compensation philosophy for employees below the executive level are as follows:

  Base salary should be at approximately the median for comparable companies in the industry and in the region where the employee is based.

  The total level of compensation at risk for employees below the executive level should increase with the level of the employee, to reflect the relative impact of the employee on the Company’s performance.

  High-performing employees should receive significantly higher potential compensation in the form of equity incentive awards in order to help retain and motivate these employees.

  Other than for the compensation of employees in the Company’s sales organization, the performance measures under the Company’s short-term incentives in the form of cash bonuses, profit sharing, or long-term equity incentive awards, should be based on the performance of the entire Logitech group, or the performance of the Logitech group plus the performance of the employee’s department or unit, rather than on the performance of the individual employee. This is primarily to encourage collaboration among the Company’s employees.

  For employees in the Company’s sales organization, compensation should include commissions based on the employee’s sales performance against sales quotas or targets. Approximately 30% to 40% of a salesperson’s total target compensation is based on commissions. The Company believes this direct linking of salesperson compensation to individual performance helps drive sales performance and reflects competitive market practice.

  Equity incentive compensation is an important component of employee compensation. This reflects market practice, especially in California’s Silicon Valley, where the Company has a significant presence, but the Company also believes that equity incentive compensation is a key differentiator in attracting and retaining employees in employment markets outside of the United States where, historically, equity incentive compensation was not or is not common.

     Compensation for employees below the executive level is established based on guidelines developed by the Company’s compensation & benefits department, market practices, and assessment of individual performance and potential for future contribution to Logitech by the employee’s manager and the Company’s human resources department. The Compensation Committee of the Board provides oversight of compensation below the executive level, reviews and approves the yearly short-term incentive program design and performance measures, reviews and approves the yearly long-term equity incentive award budget, and reviews and approves individual long-term equity incentive award grants.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2009

     The following table provides information regarding the compensation and benefits earned during fiscal year 2009 by:

  Gerald Quindlen, our Chief Executive Officer;

  Mark J. Hawkins, our Chief Financial Officer during fiscal year 2009; and

  The three other most highly compensated individuals, including our Chairman, Guerrino De Luca, who were serving as executive officers of Logitech at the end of fiscal year 2009.

     We refer to these individuals as our named executive officers. For more information, please refer to “Compensation Disclosure and Analysis,” as well as “Narrative Disclosure to Summary Compensation Table” and “Narrative Disclosure to Grants of Plan-Based Awards Table.”

								Changes in
							Non-equity	Nonqualified
							Incentive Plan	Deferred	All Other
					Stock	Option	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Awards ($) (2)	Awards ($) (2)	($) (3)	Earnings ($) (4)	($) (5)	Total ($)
Guerrino De Luca	FY09	$550,000	-		-	$872,842	-	-	$18,128	$1,440,970
Chairman of the Board	FY08	719,231	-		-	1,218,991	$754,074	-	42,178	2,734,474

Gerald Quindlen	FY09	787,500	-		$174,375	1,521,895	-	-	9,626	2,493,396
President and Chief Executive Officer	FY08	516,154	-		-	929,889	518,215	-	8,697	1,972,955

Mark J. Hawkins	FY09	460,000	-		69,750	620,875	145,314	-	8,559	1,304,498
Former Sr. Vice President, Finance and	FY08	430,000	150,000	(6)	-	519,377	311,552	-	8,346	1,419,275
Information Technology, and
Chief Financial Officer

David Henry	FY09	460,000	-		87,188	495,635	134,136	-	9,201	1,186,159
Sr. Vice President, Customer Experience	FY08	440,000	-		-	568,171	294,275	-	9,595	1,312,041
and Chief Marketing Officer

Junien Labrousse	FY09	680,000	-		130,781	736,619	222,333	-	10,415	1,780,148
Executive Vice-President, Products	FY08	660,000	-		-	765,908	469,534	-	11,048	1,906,490
____________________

(1)	Mr. Hawkins deferred a portion of his fiscal year 2009 non-equity incentive plan compensation, and Mr. Labrousse deferred a portion of his fiscal year 2009 salary and non-equity incentive plan compensation, under Logitech Inc.’s. Deferred Compensation Plan and a predecessor plan. The deferred amounts for each of Mr. Hawkins and Mr. Labrousse for fiscal year 2009 are included in the Salary and Non-Equity Incentive Plan Compensation columns in the Summary Compensation Table above, as well as in the Non-Qualified Deferred Compensation Table below. Each of the named executive officers also contributed a portion of his salary to Logitech’s 401(k) Plan.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2009, in compliance with FAS 123R, for stock options and performance restricted stock units granted in fiscal year 2005 through fiscal year 2009. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect Logitech’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers with respect to these awards. The key assumptions for the valuation of the options and performance restricted stock units are presented in Note 13 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2009 filed with the SEC on June 1, 2009.

(3)	Reflects amounts earned under the Logitech Management Performance Bonus Plan in Fiscal Year 2009, except that Mr. De Luca and Mr. Quindlen declined bonus payments of $222,750 and $318,937, respectively, they each had otherwise earned and were entitled to under the terms of their fiscal year 2009 bonus program. The performance period for each of Mr. De Luca and Mr. Quindlen was the full fiscal year. Each other named executive officer had two half-fiscal year performance periods. A bonus was earned in the first half performance period, but none was earned in the second half performance period because the minimum performance threshold was not met.

(4)	Each of Mr. Hawkins and Mr. Labrousse had negative earnings during fiscal year 2009 on his balance in the Logitech Inc. Deferred Compensation Plan. Because the earnings are negative Logitech has elected not to include them in the Summary Compensation Table. For details see the Non-Qualified Deferred Compensation Table below.

(5)	Details regarding the various amounts included in this column are provided in the following table entitled “All Other Compensation Table for Fiscal Year 2009”.

(6)	Pursuant to a letter agreement between Mr. Hawkins and Logitech dated March 4, 2006, when he joined Logitech, Logitech agreed to pay Mr. Hawkins a hire-on bonus of $150,000 payable in the first payroll of fiscal year 2008, if still employed by Logitech. This amount reflects that payment.

All Other Compensation Table for Fiscal Year 2009

			Tax		Group
		Car and	Preparation		Term Life
		Driver	Services	401(k) Plan	Insurance
Name	Year	($) (1)	($) (2)	($) (2)	($)	Total ($)
Guerrino De Luca	FY09	$5,906	$-	$6,804	$5,418	18,128
	FY08	28,348	-	6,665	7,165	42,178

Gerald Quindlen	FY09	-	3,954	2,594	3,078	9,626
	FY08	-	-	6,929	1,768	8,697

Mark J. Hawkins	FY09	-	-	6,804	1,755	8,559
	FY08	-	-	6,888	1,458	8,346

David Henry	FY09	-	-	6,804	2,397	9,201
	FY08	-	-	7,304	2,291	9,595

Junien Labrousse	FY09	-	-	6,804	3,611	10,415
	FY08	-	-	8,481	2,567	11,048
____________________

(1)	Represents the cost to Logitech of $3,795 and $15,224 in fiscal years 2009 and 2008, respectively, related to Mr. De Luca’s occasional use of a company car and driver to and from work, and tax gross-up payments of $2,111 and $12,824, respectively, relating to the income imputed to Mr. De Luca as a result.

(2)	Represents the cost to Logitech of $2,625 in fiscal year 2009 related to these services, and a tax gross-up payment of $1,329 relating to the income imputed to Mr. Quindlen as a result.

(3)	Represents 401(k) savings plan matching contributions, which are available to all of our regular employees who are on our U.S. payroll.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

     The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2009. For more information, please refer to “Compensation Disclosure and Analysis.”

											All Other Stock	Number of	Exercise Price
				Estimated Possible Payouts Under Non-Equity				Estimated Future Payouts Under Equity			Awards: Number	Securities	of Option	Grant Date
		Grant Date	Approval	Incentive Plan Awards (1)				Incentive Plan Awards (3)			of Shares of Stock	Underlying	Awards	Fair
Name	Type	(MM/DD/YY)	Date	Threshold ($)	Target ($)	Maximum ($)	Actual ($) (2)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#) (4)	($/Share)	Value ($) (5)
Guerrino De Luca	Option	04/01/08	03/19/08	-	-	-	-	-	-	-	-	30,000	$26.67	$223,200
	FY 09 Bonus	N/A	N/A	$440,000	$550,000	$1,650,000	$-
Gerald Quindlen	Option	04/01/08	03/19/08	-	-	-	-	-	-	-	-	100,000	26.67	744,000
	PRSU	10/01/08	09/10/08	-	-	-	-	12,500	25,000	50,000	-	-	-	697,500
	Option	12/12/08	12/08/08	-	-	-	-	-	-	-	-	100,000	13.48	407,000
	FY 09 Bonus	N/A	N/A	630,000	787,500	2,362,500	-
Mark J. Hawkins	Option	10/01/08	09/10/08	-	-	-	-	-	-	-	-	40,000	22.59	272,400
	PRSU	10/01/08	09/10/08	-	-	-	-	5,000	10,000	20,000	-	-	-	279,000
	1H Bonus	N/A	N/A	119,600	149,500	448,500	145,314
	2H Bonus	N/A	N/A	119,600	149,500	448,500	-
David Henry	Option	10/01/08	09/10/08	-	-	-		-	-	-	-	50,000	22.59	340,500
	PRSU	10/01/08	09/10/08	-	-	-		6,250	12,500	25,000	-	-	-	348,750
	Option	12/12/08	12/08/08	-	-	-		-	-	-	-	40,000	13.48	162,800
	1H Bonus	N/A	N/A	110,400	138,000	414,000	134,136
	2H Bonus	N/A	N/A	119,600	149,500	448,500	-
Junien Labrousse	Option	10/01/08	09/10/08	-	-	-	-	-	-	-	-	75,000	22.59	510,750
	PRSU	10/01/08	09/10/08	-	-	-	-	9,375	18,750	37,500	-	-	-	523,125
	Option	12/12/08	12/08/08	-	-	-	-	-	-	-	-	60,000	13.48	244,200
	1H Bonus	N/A	N/A	182,240	227,800	683,400	222,333
	2H Bonus	N/A	N/A	182,240	227,800	683,400	-
____________________

(1)	The amounts in these columns reflect possible payouts with respect to each applicable performance period under the fiscal year 2009 bonus programs under the Bonus Plan.

(2)	The amounts in this column reflect actual payouts with respect to each applicable performance period under the fiscal year 2009 bonus programs under the Bonus Plan. Mr. De Luca and Mr. Quindlen declined bonus payments of $222,750 and $318,937, respectively, they each had otherwise earned and were entitled to under the terms of their fiscal year 2009 bonus program. The actual payout amounts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal year 2009.

(3)	Represents performance-based restricted stock units. All shares subject to the PRSUs are unvested. The actual amount, if any, of shares that will vest under the PRSUs will not be known until the end of the two-year performance period on September 30, 2010.

(4)	Represents stock options with an exercise price equal to the fair market value of Logitech shares on the grant date. These options vest and become exercisable at a rate of 25% per year over four years, on each yearly anniversary of the grant date.

(5)	Amounts in this column represent the market value of stock options and performance-based restricted stock units calculated in accordance with FAS 123R. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For performance-based restricted stock units, that number is calculated by multiplying the value determined using the Monte Carlo method by the target number of units awarded. The key assumptions for the valuation of the options and performance restricted stock units are presented in Note 13 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2009 filed with the SEC on June 1, 2009.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements

     We have entered into employment agreements with each of our named executive officers.

Employment Agreement with Guerrino De Luca

     Under Mr. De Luca’s employment agreement, effective January 28, 2008, the amount of Mr. De Luca’s salary and target bonus is at the sole discretion of the Board of Directors. His fiscal year 2009 salary and target bonus are set out in the Summary Compensation Table, above, and did not increase or decrease over his fiscal year 2008 salary or target bonus as Chairman reflected in the agreement. Mr. De Luca is entitled to the same health and welfare benefits as are available to other employees of Logitech Inc. No severance payments are payable to Mr. De Luca in the event of his involuntary termination with or without cause under his employment agreement. For amounts payable to Mr. De Luca in the event of an involuntary termination of his service within 12 months after a “change of control” under the Change of Control Agreement in place with Mr. De Luca, please refer to “Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Gerald Quindlen

     Mr. Quindlen was subject to two employment agreements in fiscal year 2009. The first, effective January 28, 2008, was replaced by a new employment agreement effective December 3, 2008. The terms of the two agreements are substantially the same, except that the new agreement reflects U.S. tax law changes regarding the treatment of severance payments and other deferred compensation arrangements, and also reflects his fiscal year 2009 annual base salary of $787,500. However, the amount of Mr. Quindlen’s salary and target bonus is at the sole discretion of the Board of Directors. He is entitled to the same health and welfare benefits as are available to other employees of Logitech Inc. Under his employment agreement, severance payments in the amount of one year of base salary plus target bonus, plus certain other amounts, are payable to Mr. Quindlen in the event of his involuntary termination without cause. For a further description of the severance terms and amounts under Mr. Quindlen’s employment agreement, and of amounts payable to Mr. Quindlen in the event of an involuntary termination of his service within 12 months after a change of control under his Change of Control Agreement and under the terms of his outstanding equity incentive awards, please refer to “Potential Payments Upon Termination or Change in Control.”

Employment Agreements with Other Named Executive Officers

     We entered into employment agreements with each of our other named executive officers effective December 3, 2008. The purpose of these agreements was to reflect the current positions and compensation of the named executive officers. The fiscal year 2009 compensation of the named executive officers is set out in the Summary Compensation Table. Under the agreements, the amount of the executive’s base salary and target bonus is at the sole discretion of the Board of Directors. Each executive is entitled to the same health and welfare benefits as are available to other employees of Logitech Inc. No severance payments are payable to the executive in the event of his involuntary termination with or without cause under the employment agreements. For amounts payable to the named executive officers in the event of an involuntary termination of service within 12 months after following a change of control under the Change of Control Agreements and the terms of their outstanding equity incentive awards, please refer to “Potential Payments Upon Termination or Change in Control.”

Performance-Based Vesting Conditions

     Please refer to “Compensation Disclosure and Analysis—Elements of Compensation / Executive Compensation Practices—Short-term cash incentive awards” for a discussion of performance measures applicable to the Bonus Plan during fiscal year 2009. In addition, please refer to “Compensation Disclosure and Analysis—Elements of Compensation / Executive Compensation Practices—Long-term equity incentive awards—Structure of the PRSUs” for a discussion of performance measures under the performance-based restricted stock units granted to named executive officers during fiscal year 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table sets forth certain information regarding outstanding equity awards for each of our named executive officers as of March 31, 2009. This table includes unexercised and unvested stock options and unvested performance-based restricted stock units.

     Certain of the options as granted to Mr. De Luca have exercise prices denominated in Swiss Francs. The U.S. Dollar exercise prices shown in the table below for such options are based on the closing Swiss Franc to U.S. Dollar conversion rate as provided by Telekurs on the trading day immediately preceding the grant date. The U.S. Dollar exercise price for such options as of March 31, 2009, the last day of Logitech’s fiscal year 2009, are presented in the footnotes to the table based on The Federal Reserve Board’s Swiss Franc to U.S. Dollar spot rate on March 31, 2009 of 1.1395 to 1.

		Option Awards						Stock Awards
			Number of
		Number of	Securities					Number of
		Securities	Underlying					Shares or
		Underlying	Unexercised				Option	Units of	Market Value of
		Unexercised	Options				Expiration	Stock That	Shares or Units of
	Grant Date	Options	(#) Unexercisable		Option Exercise		Date	Have Not	Stock That Have
Name	(MM/DD/YY)	(#) Exercisable	(1)		Price ($) / Share		(MM/DD/YY)	Vested (#) (2)	Not Vested ($) (3)
Guerrino De Luca	10/18/00	767,048	-		$5.94	(4)	10/18/10	-	-
	09/24/01	141,076	-		5.11	(5)	04/01/12	-	-
	10/16/02	800,000	-		6.84	(6)	04/16/13	-	-
	04/08/04	400,000	-		11.91	(7)	04/08/14	-	-
	04/01/05	300,000	100,000		15.51	(8)	04/01/15	-	-
	04/01/06	100,000	100,000		20.05		04/01/16	-	-
	04/02/07	25,000	75,000		27.95		04/02/17	-	-
	04/01/08	-	30,000		26.67		04/01/18	-	-
	Total	2,533,124	305,000					-	-

Gerald Quindlen	11/02/05	150,000	50,000	(9)	20.25		10/17/15	-	-
	10/02/06	30,000	30,000		21.61		10/02/16	-	-
	10/02/07	25,000	75,000		30.09		10/02/17	-	-
	10/19/07	75,000	225,000		34.39		10/19/17	-	-
	04/01/08	-	100,000		26.67		04/01/18	-	-
	10/01/08	-	-		-		-	25,000	$257,000
	12/12/08	-	100,000		13.48		12/12/18	-	-
	Total	280,000	580,000					25,000	257,000

Mark J. Hawkins (10)	04/24/06	-	100,000	(11)	21.43		04/03/16	-	-
	10/02/06	5,000	10,000		21.61		10/02/16	-	-
	10/02/07	15,000	45,000		30.09		10/02/17	-	-
	10/01/08		40,000		22.59		10/01/18	-	-
	10/01/08	-	-		-		-	10,000	102,800
	Total	20,000	195,000					10,000	102,800

David Henry	08/23/01	14,548	-		7.38		08/08/11	-	-
	10/16/02	15,000	-		6.77		04/16/13	-	-
	09/12/03	160,000	-		7.76		04/01/14	-	-
	07/12/04	160,000	-		11.44		07/12/14	-	-
	09/26/05	75,000	25,000		20.25		09/26/15	-	-
	10/02/06	25,000	25,000		21.61		10/02/16	-	-
	04/02/07	12,500	37,500		27.95		04/02/17	-	-
	10/02/07	12,500	37,500		30.09		10/02/17	-	-
	10/01/08	-	50,000		22.59		10/01/18	-	-
	10/01/08	-	-		-		-	12,500	128,500
	12/12/08	-	40,000		13.48		12/12/18	-	-
	Total	474,548	215,000					12,500	128,500

Junien Labrousse	09/12/03	100,000	-		7.76		04/01/14	-	-
	07/12/04	160,000	-		11.44		07/12/14	-	-
	09/26/05	75,000	25,000		20.25		09/26/15	-	-
	10/02/06	25,000	25,000		21.61		10/02/16	-	-
	04/02/07	35,000	105,000		27.95		04/02/17	-	-
	10/02/07	12,500	37,500		30.09		10/02/17	-	-
	10/01/08	-	75,000		22.59		10/01/18	-	-
	10/01/08	-	-		-		-	18,750	192,750
	12/12/08	-	60,000		13.48		12/12/18	-	-
	Total	407,500	327,500					18,750	192,750
____________________

(1)	Unless otherwise indicated, the remaining shares subject to these options vest and become exercisable at a rate of 25% per year over four years from the grant date, on each yearly anniversary of the grant date.

(2)	These are performance-based restricted stock units. All shares subject to the PRSUs are unvested. The actual amount, if any, of shares that will vest under the PRSUs will not be known until the end of the two-year performance period on September 30, 2010. Amounts in the table assume the shares will vest at 100% of the target.

(3)	The market value of unvested PRSUs is calculated by multiplying the number of unvested PRSUs held by the applicable named executive officer by the closing price of our shares on March 31, 2009, which was $10.28.

(4)	The exercise price of the option as granted (as split-adjusted) is 10.50 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2009 is $9.21 per share.

(5)	The exercise price of the option as granted (as split-adjusted) is 8.15 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2009 is $7.15 per share.

(6)	The exercise price of the option as granted (as split-adjusted) is 10.25 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2009 is $9.00 per share.

(7)	The exercise price of the option as granted (as split-adjusted) is 15.21 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2009 is $13.35 per share.

(8)	The exercise price of the option as granted (as split-adjusted) is 18.55 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2009 is $16.28 per share.

(9)	This is a new-hire award. The award was granted November 2, 2005, with the first 25% of the shares subject to the option vesting on October 17, 2006, the one-year anniversary of Mr. Quindlen’s starting date with Logitech, and the balance of the shares vesting in equal annual increments on the yearly anniversary of Mr. Quindlen’s start date. The final installment vests and becomes exercisable on October 17, 2009.

(10)	Mr. Hawkins’ service with Logitech terminated April 24, 2009. All Mr. Hawkins’ unexercisable options and PRSUs as of such date were cancelled on such date. Mr Hawkins’ exercisable options as of such date expire July 24, 2009.

(11)	This is a new-hire award. The award was granted April 24, 2006, with the first 25% of the shares subject to the option vesting on April 3, 2007, the one-year anniversary of Mr. Hawkins’s starting date with Logitech, and the balance of the shares vesting in equal annual increments on the yearly anniversary of Mr. Hawkins’s start date. The third installment vested and became exercisable on April 3, 2009. No further installments will vest as Mr. Hawkins’ service with Logitech terminated April 24, 2009.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2009

     The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during fiscal year 2009 by each of our named executive officers. No performance-based restricted stock units vested during fiscal year 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($) (1)	Vesting (#)	on Vesting ($)
Guerrino De Luca	-	-	-	-

Gerald Quindlen	-	-	-	-

Mark J. Hawkins	50,000	459,770	-	-

David Henry	25,000	608,125	-	-

Junien Labrousse	-	-	-	-
____________________

(1)	The value realized equals the difference between the option exercise price and the fair market value of Logitech shares on the date of exercise, multiplied by the number of shares for which the option was exercised.

Pension Benefits for Fiscal Year 2009

     None of our executive officers are beneficiaries under any retirement plan benefits maintained by Logitech. For additional information regarding other benefits provided upon retirement of Logitech executive officers, please refer to “Potential Payments Upon Termination or Change in Control.”

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2009

     The following table sets forth information regarding the participation by our named executive officers in the Logitech Inc. Deferred Compensation Plan and a predecessor plan during fiscal year 2009 and at fiscal year-end.

	Executive		Logitech	Aggregate	Aggregate	Aggregate
	Contributions in		Contributions	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year		in Last Fiscal	Last Fiscal	Distributions	Fiscal Year End
Name	($) (1)		Year ($)	Year ($) (2)	($)	($)
Guerrino De Luca	-		-	-	-	-

Gerald Quindlen	-		-	-	-	-

Mark J. Hawkins	$25,000	(3)	-	$(11,847)	-	$57,941

David Henry	-		-	-		-

Junien Labrousse	315,764	(4)	-	(407,996)		859,769
____________________

(1)	All contribution were made under the Logitech Inc. Deferred Compensation Plan or a predecessor plan.

(2)	Because the earnings are negative Logitech has elected not to include these amounts in the Summary Compensation Table.

(3)	Consists of $25,000 of the bonus payment reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.”

(4)	Consists of $39,231 of the FY 09 salary and $166,799 of the FY 09 bonus payment reported in the Summary Compensation Table under the columns titled “Salary” and “Non-Equity Incentive Plan Compensation”, and $109,734 of a bonus payment contributed during fiscal year 2009 but earned during fiscal year 2008 and reflected in the fiscal year 2008 figures in the Summary Compensation Table.

NARRATIVE DISCLOSURE TO NON-QUALIFIED DEFERRED COMPENSATION TABLE

     The Logitech Inc. Deferred Compensation Plan effective January 1, 2009 allows the participating executive officers and other eligible employees to defer up to 80% of their annual base salary and up to 90% of annual cash bonuses or commissions.

     Upon enrollment, participants select from a number of investment benchmarks selected by Logitech Inc.’s Deferred Compensation Committee for this purpose, and the participant’s account is credited with an amount equal to the investment performance of the benchmark. Investment benchmarks may be changed by a participant no more than once each month.

     Participants can elect upon enrollment to receive one lump-sum distribution per year beginning in the third year of plan participation. Although pre-retirement distributions can subsequently be postponed (subject to conditions) or canceled, participants cannot elect any additional pre-retirement distributions after initial enrollment, except in limited circumstances.

     Distributions are generally payable to participants upon termination of employment in a lump sum or, in the case of retirement, disability or death, in a series of annual payments of up to 10 years, as elected by the participants, subject to any requirements of Section 409A of the U.S. Tax Code.

     The Deferred Compensation Plan is the successor to an earlier plan that provided substantially similar benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     Set forth below is a description of the plans and agreements that could result in potential payments to Logitech executive officers in the case of their termination of employment or a change in control of Logitech.

Change of Control Severance Agreements

     Each of our executive officers has executed a Change of Control Agreement with Logitech. The Change of Control Agreements with Mr. Quindlen and Mr. De Luca are slightly different than those of the other executive officers. There are no agreements providing for payment of any consideration to any non-executive member of the Board of Directors upon termination of his or her services with the Company.

     The purpose of the Change of Control Agreements is to support retention in the event of a prospective change of control.

     Under the Change of Control Agreement, each executive officer is eligible to receive the following benefits, should the executive officer be subject to an involuntary termination within 12 months after a “change of control” because his or her employment is terminated without cause or the executive resigns for good reason:

  The continuation of the executive’s “current compensation” for 12 months;

  Continuation of health insurance benefits for up to 12 months;

  Acceleration of vesting for all stock options held by the executive;

  Acceleration of other employee equity incentives held by the executive if provided for under the terms of the grant agreement for the equity incentive; and

  Executive – level outplacement services of a value of up to $5,000.

     The term “current compensation” includes:

  The greater of (i) the executive’s annual base salary in effect immediately prior to the executive’s termination and (ii) the executive’s annual base salary in effect on the date of the Change of Control Agreement; plus

  The amount of the executive’s annual and quarterly bonuses for the fiscal year preceding the fiscal year in which severance benefits become payable to the executive.

     The Change of Control Agreement defines the term “change of control” to mean:

  A merger or consolidation of Logitech with another corporation resulting in a greater than 50% change in the total voting power of Logitech or the surviving company immediately following the transaction;

  The complete liquidation of Logitech;

  The sale or other disposition of all or substantially all Logitech’s assets; or

  The acquisition by any person of securities of Logitech representing 50% or more of the total voting power of Logitech’s outstanding shares.

Guerrino De Luca Change of Control Agreement

     The Change of Control Agreement with Mr. De Luca is the same as for the other executive officers, except that only those stock options granted by the Company to him before January 28, 2008, while he was serving as CEO, are subject to acceleration under the Agreement. Options granted to him after January 28, 2008 are not subject to acceleration. This term of Mr. De Luca’s Change of Control Agreement is different than the similar agreements for other executives because the Compensation Committee considered that the retention value of his Change of Control Agreement, which in the case of Mr. De Luca lies primarily in the accelerated vesting of otherwise unvested options, should decline over time as Mr. De Luca was further in time away from serving as Chief Executive Officer. No severance payments are payable to Mr. De Luca in the event of his involuntary termination with or without cause other than after a change of control.

Gerald Quindlen Change of Control and Employment Agreements

     The Change of Control Agreement with Mr. Quindlen is the same as for the other executive officers, except that the Change of Control Agreement with Mr. Quindlen provides a tax gross-up to reimburse him for any additional taxes incurred under Section 280G of the U.S. Tax Code in connection with a change of control. This additional benefit was provided to Mr. Quindlen to be competitive with the Compensation Committee’s assessment of terms for other peer CEOs.

     In addition, under Mr. Quindlen’s employment agreement, in the event he is terminated without “cause” other than after a change of control he is entitled to:

  an amount equal to his current annual base salary; plus

  his current annual targeted bonus amount.

     “Cause” in Mr. Quindlen’s employment agreement is defined as (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action which has a material detrimental effect on the Company’s reputation or business; (iv) failure or inability to perform any assigned duties after written notice from the Company, and a reasonable opportunity to cure such failure or inability; (v) the conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs the ability to perform duties or (vi) the failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested cooperation.

     If any amounts become payable to Mr. Quindlen under his Change of Control Agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Quindlen under his employment agreement will be reduced to the extent necessary so as to prevent the duplication of severance payments to him.

Performance-Based Restricted Stock Unit Award Agreements

     The award agreements for the performance-based restricted stock units granted to named executive officers in fiscal year 2009 provide for the acceleration of vesting of the PRSUs under the same circumstances and conditions as under the Change of Control Agreements, namely, if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination, 100% of the shares subject to the PRSUs will vest if the change of control occurred within 1 year after the grant date of the PRSUs. If the change of control occurred more than 1 year after the grant date of the PRSUs, the number of shares subject to the PRSU that will vest will be determined by applying the performance criteria under the PRSUs as if the performance period had ended on the date of the change of control.

Tables of Potential Payments Upon Termination or Change in Control

     For each Logitech named executive officer, the table below estimates the amount of compensation that would be paid in the event of an involuntary termination without cause after a change in control, subject to the terms of the standard Change of Control Agreement and the terms of the performance-based restricted stock unit award agreements. No compensation amounts are payable to any named executive officer in the event of a mutual agreement to terminate employment, whether upon retirement or otherwise. In addition, no compensation amounts are payable to any named executive officer, other than under the employment agreement with Mr. Quindlen, in the event of an involuntary termination other than after a change in control.

     For Mr. Quindlen, the additional table below estimates the amount of compensation that would be paid in the event of an involuntary termination without cause, subject to the terms of Mr. Quindlen’s employment agreement.

     The amounts shown assume that each of the terminations was effective as of March 31, 2009. The price used for determining the value of accelerated equity was the closing price of Logitech’s shares on Nasdaq on March 31, 2009, the last business day of the fiscal year, of $10.28. For those unvested options held by Mr. De Luca that have exercise prices denominated in Swiss Francs, the U.S. Dollar equivalent of such exercise prices as of March 31, 2009 were calculated based on The Federal Reserve Board’s Swiss Franc to U.S. Dollar spot rate on March 31, 2009 of 1.1395 to 1.

Involuntary Termination After Change in Control

				Value of
			Other	Accelerated	280G cut-back
Name	Base Salary (1)	Bonus (2)	Benefits (3)	Equity Awards (4)	/ gross-up (5)	Total
Guerrino De Luca	$550,000	$222,750	$27,845	$-	-	$800,595

Gerald Quindlen	787,500	318,937	33,399	257,000	-	1,396,836

Mark J. Hawkins	460,000	145,314	32,076	102,800	-	740,190

David Henry	460,000	134,136	32,718	128,500	-	755,354

Junien Labrousse	680,000	222,333	33,932	192,750	-	1,129,015
____________________

(1)	Represents fiscal year 2009 annual base salary in effect March 31, 2009.

(2)	Represents aggregate actual bonus earned or paid in fiscal year 2009. For Mr. De Luca and Mr. Quindlen the amounts were earned but declined by them.

(3)	Represents the estimated cost of medical and other health insurance premiums (COBRA) for one year after termination and $5,000 in outplacement services.

(4)	Represents the aggregate intrinsic value (market value less exercise price) of unvested options and PRSUs held by the executive officer as of March 31, 2009.

(5)

Under the Change of Control agreements for all named executive officers other than Gerald Quindlen there is a “280G cut-back” so that, in effect, the maximum value of the cash payments plus accelerated equity awards to which an executive is entitled under the agreement is just under 3 times the average annual taxable compensation paid by Logitech to the executive in the prior five taxable years, calculated in accordance with the U.S. Tax Code. Mr. Quindlen’s Change of Control agreement contains a “280G tax gross-up”, so that if Mr. Quindlen is subject to the 280G excise tax in the event of a change of control, Logitech will pay Mr. Quindlen an extra amount to fully compensate him for the extra taxes incurred by him as a result of the excise tax. Because the total value of the cash payments plus accelerated equity awards payable to any named executive officer in the event of a change of control as of March 31, 2009 would not trigger 280G excise taxes assessable on any Logitech named executive officer, neither the 280G cut-back nor the 280G gross-up terms in the Change of Control agreements are applicable based on the assumptions in the table.

Involuntary Termination

					Other
Name (1)	Base Salary		Bonus		Benefits (4)	Total
Gerald Quindlen	$787,500	(2)	$787,500	(3)	$25,321	$1,600,321
____________________

(1)	Mr. Quindlen is the only named executive officer entitled to any compensation amount for an involuntary termination other than after a change in control.

(2)	Represents fiscal year 2009 annual base salary in effect March 31, 2009.

(3)	Represents current annual target bonus amount.

(4)	Represents the estimated cost of medical and other health insurance premiums (COBRA) for one year after termination.

COMPENSATION OF DIRECTORS

     The compensation of the members of the Board of Directors that are not Logitech employees is established by the Committee for Board Compensation, which consists of Guerrino De Luca, our Chairman, and Gerald Quindlen, our Chief Executive Officer. The Committee for Board Compensation reviews aggregate data on non-executive director compensation of comparable companies in setting compensation for Logitech’s non-executive directors.

     Under the Company’s current policy, non-executive directors are paid an annual retainer of CHF 40,000 and receive CHF 2,500 for each board or committee meeting attended and also for each day of travel to attend board or committee meetings. The Lead Independent Director and the Chair of the Audit Committee each receives a further retainer of CHF 15,000. All directors are also reimbursed for business-class travel and expenses in connection with attendance at Board and Committee meetings. Board members have the option of receiving their Board fees in shares. Fees are paid in arrears for annual service. Annual service is generally measured between the dates of the Company’s Annual General Meetings.

     Each non-executive Director also receives options to purchase 30,000 Logitech shares upon his or her election to the Board for a three-year term and options to purchase 15,000 shares upon his or her re-election to the Board. These options are granted at the fair market value at the date of grant and become exercisable over three years in equal annual installments.

     Directors who are Logitech employees do not receive any compensation for their service on the Board of Directors.

DIRECTOR SUMMARY COMPENSATION TABLE

     The following table summarizes the total compensation earned or paid by Logitech during fiscal year 2009 to continuing members of the Board of Directors who were not executive officers as of March 31, 2009. The compensation paid to Guerrino De Luca and Gerald Quindlen, the members of the Board of Directors that are Logitech executive officers as of March 31, 2009, is presented in the Summary Compensation Table.

	Fees Earned In	Option Awards
Name	Cash ($) (1)	($) (2)		Total ($)
Daniel Borel	$74,882	$-		$74,882

Matthew Bousquette	94,533	28,599		123,132

Erh-Hsun Chang	75,321	143,193	(3)	218,514

Kee-Lock Chua	99,504	37,353		136,857

Sally Davis	95,598	94,286		189,884

Richard Laube	58,168	38,548		96,716

Robert Malcolm	85,841	92,888		178,729

Monika Ribar	107,017	47,143		154,160
____________________

(1)

Differences in the cash compensation among non-executive Board members are due to the number of Board or Board Committee meetings attended during the fiscal year. In addition, Mr. Chua and Ms. Ribar each received additional fees for serving as Lead Independent Director and Audit Committee Chair, respectively, and Mr. Laube’s fees reflect that he joined the Board in the middle of fiscal year 2009.

(2)

Amounts shown reflect the compensation expense recognized by Logitech in fiscal year 2009, in compliance with FAS 123R, for stock options granted in fiscal year 2006 through fiscal year 2009. These amounts reflect Logitech’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. The key assumptions for the valuation of the options are presented in Note 13 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2009 filed with the SEC on June 1, 2009.

(3)	Reflects compensation expense recognized by Logitech in fiscal year 2009 for stock options granted to Mr. Chang in fiscal year 2007, as a Board member, and in fiscal years 2005 and 2006, while a Logitech executive officer. Mr. Chang served as a Logitech executive officer until April 2006.

     The following table presents additional information with respect to the option awards held as of March 31, 2009 by members of the Board of Directors who were not executive officers as of fiscal year-end. Information regarding the option awards held as of March 31, 2009 by Guerrino De Luca and Gerald Quindlen, the only members of the Board of Directors that are Logitech executive officers as of such date, is presented in the Outstanding Equity Awards at Fiscal Year-End table.

     Certain of the options as granted have exercise prices denominated in Swiss Francs. The U.S. dollar exercise price ranges shown in the table below for such options are based on the closing Swiss Franc to U.S. Dollar conversion rate as provided by Telekurs on the trading day immediately preceding the grant date.

     The U.S. Dollar exercise price, or range of exercise prices, as of March 31, 2009, the last day of Logitech’s fiscal year 2009, are presented in the footnotes to the table based on The Federal Reserve Board’s Swiss Franc to U.S. Dollar spot rate on March 31, 2009 of 1.1395 to 1.

								Grant Date Fair
	Option Awards					Option Awards		Value of Option
	Outstanding at					Granted		Awards Granted
	Fiscal Year		Exercise Price		Fiscal Years of	During Fiscal		in Fiscal Year 2009
Name	End (#) (1)		($) / Share		Expiration	Year 2009 (#)		($) (2)
Daniel Borel	-		-		-	-		-

Matthew Bousquette	75,000		15.41 - 23.29		2016-2019	15,000	(8)	104,850

Erh-Hsun Chang	505,000	(3)	5.22 - 20.25		2012-2017	-		-

Kee-Lock Chua	135,000		8.68 - 19.43	(4)	2011-2017	-		-

Sally Davis	30,000		27.78	(5)	2018	-		-

Richard Laube	30,000		22.99	(6)	2019	30,000	(8)	208,500

Robert Malcolm	30,000		27.35		2018	-		-

Monika Ribar	95,000		11.79 - 27.78	(7)	2015-2018	-		-
____________________

(1)	Includes both vested and unvested options to purchase Logitech shares.

(2)	Amounts in this column represent the fair value of stock options, calculated in accordance with FAS 123R, by multiplying the Black-Scholes value by the number of options awarded. The key assumptions for valuation of the stock options are presented in Note 13 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2009 filed with the SEC on June 1, 2009.

(3)	Includes an option for 30,000 shares granted to Mr. Chang in June 2006 as a member of the Board of Directors. The balance were granted to Mr. Chang while he was a Logitech executive officer, prior to joining the Board. Mr. Chang served as a Logitech executive officer until April 2006.

(4)	Two of the three option grants to Mr. Chua have exercise prices of 13.00 and 14.29 Swiss Francs, respectively, and the other has a U.S. Dollar exercise price of $19.43. The range of the U.S. Dollar exercise prices as of March 31, 2009 is $11.41 - $19.43.

(5)	The exercise price of the option as granted to Ms. Davis is 34.45 Swiss Francs. The U.S. Dollar exercise price as of March 31, 2009 is $30.23.

(6)	The exercise price of the option as granted to Mr. Laube is 26.18 Swiss Francs. The U.S. Dollar exercise price as of March 31, 2009 is $22.97.

(7)	The two option grants to Ms. Ribar have exercise prices of 14.68 and 34.45 Swiss Francs, respectively. The range of the U.S. Dollar exercise prices as of March 31, 2009 is $12.88 - $30.23.

(8)	Options granted to Mr. Bousquette upon his re-election to the Board, and to Mr. Laube’s election to the Board, on September 10, 2008. The shares subject to the options vest in equal annual installments over three years. The differences between the exercise prices, and the fair value, of the options granted to Mr. Bousquette against those granted to Mr. Laube are due to the difference in the respective closing prices of Logitech shares on the SIX Swiss Exchange and the Nasdaq Global Select Market on September 10, 2008. This is because it is Logitech’s standard practice to set the exercise price of options priced in Swiss Francs (as are those granted to Mr. Laube) at the SIX Swiss Exchange closing price for Logitech shares on the grant date, and to set the exercise price of options priced in U.S. dollars (as are those granted to Mr. Bousquette) at the closing price of Logitech shares on Nasdaq on the grant date.

EQUITY COMPENSATION PLAN INFORMATION

     The following table summarizes the shares that may be issued upon the exercise of options, PRSUs and other rights under our employee equity compensation plans as of March 31, 2009. These plans include the 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.) and 2006 Stock Incentive Plan. The table also includes shares that may be issued upon the exercise of outstanding options under the 1996 Stock Plan (which plan terminated in 2006). The table does not include the additional shares that may be issuable pursuant to the proposed amendment to add an additional 5 million shares to the 2006 Stock Incentive Plan that is the subject of Proposal No. 4 of this Invitation and Proxy Statement.

(c ) Number of Securities
	(a) Number of Securities	(b) Weighted	Remaining Available for
	to be Issued Upon	Average Exercise	Future Issuance Under
	Exercise Outstanding	Price of Outstanding	Equity Compensation Plans
	Options, Warrants and	Options, Warrants	(Excluding Securities
Plan Category	Rights	and Rights (1)	Reflected in Column (a)
Equity Compensation Plans Approved by Security Holders	18,896,839	$18	8,910,838

Equity Compensation Plans Not Approved by Security Holders	-	-	-

Total	18,896,839	$18	8,910,838
____________________

(1)	The weighted average exercise price is calculated based solely on the outstanding options.

2006 Stock Incentive Plan

     The Logitech International S.A. 2006 Stock Incentive Plan provides for the grant to eligible employees and non-employee members of the Board of Directors, of stock options, stock appreciation rights, restricted stock and restricted stock units, which are bookkeeping entries reflecting the equivalent of shares. As of March 31, 2009, Logitech has granted stock options and performance-based restricted stock units under the 2006 Plan and has made no grants of restricted shares or stock appreciation rights. Stock options granted under the 2006 Plan generally will have terms not exceeding ten years and will be issued at exercise prices not less than the fair market value on the date of grant. Awards under the 2006 Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria. The 2006 Plan expires on June 16, 2016. An aggregate of 14,000,000 shares is reserved for issuance under the 2006 Plan. As of March 31, 2009, a total of 5,064,930 shares were available for issuance under this plan.

1996 Stock Plan

     Under the 1996 Stock Plan, Logitech granted options for shares. Options issued under the 1996 Plan generally vest over four years and remain outstanding for periods not to exceed ten years. Options were granted at exercise prices of at least 100% of the fair market value of the shares on the date of grant. Logitech made no grants of restricted shares, stock appreciation rights or stock units under the 1996 Plan. No further awards will be granted under the 1996 Plan.

     Each option issued under the 1996 Stock Plan entitles the holder to purchase one share of Logitech International S.A. at the exercise price.

Employee Share Purchase Plans

     Logitech maintains two employee share purchase plans, one for employees in the United States and one for employees outside the United States. The plan for employees outside the United States is named the 2006 Employee Share Purchase Plan (Non-U.S.) (“2006 ESPP”) and was approved by the Board of Directors in June 2006. The plan for employees in the United States is named the 1996 Employee Share Purchase Plan (U.S.) (“1996 ESPP”). The 1996 ESPP was the worldwide plan until the adoption of the 2006 ESPP in June 2006. Under both plans, eligible employees may purchase shares with up to 10% of their earnings at the lower of 85% of the fair market value at the beginning or the end of each six-month offering period. Purchases under the plans are limited to a fair value of $25,000 in any one year, calculated in accordance with U.S. tax laws. There are two offering periods, each consisting of a six-month period during which payroll deductions of employee participants are accumulated under the share purchase plan. Subject to continued participation in these plans, purchase agreements are automatically executed at the end of each offering period. A total of 16,000,000 shares have been reserved for issuance under both the 1996 and 2006 ESPP plans. As of March 31, 2009, a total of 3,845,908 shares were available for issuance under these plans.

****************

This Response Coupon is solicited on behalf of the Board of Directors of Logitech International S.A.	Response Coupon 21st Annual General Meeting of LOGITECH INTERNATIONAL S.A. Tuesday, September 1, 2009 – 2.30 pm (registration starts at 1.30 pm) Palais de Beaulieu - Lausanne, Switzerland
«Domiziladresse»
«AktNr» «Barcode» Number of shares held: <<Anzahl Aktien>> ☒ To indicate your choice

☐	Option 1: I/we will personally attend the Annual General Meeting and ask you to send me/us an admission card in my/our name (s).
☐	Option 2: I/we hereby authorize the person named below to act as my/our proxy to represent me/us at the Annual General Meeting and ask you to send an admission card directly to such person

Name and address of proxy:

☐	Option 3: To represent me/us with substitution right, I/we hereby authorize and appoint as my/our proxy:
☐	Logitech International S.A.

If you appoint either Logitech International S.A. or the Independent Representative to represent you at the Annual General Meeting, please provide your voting instructions by marking the applicable instruction boxes below. If you do not provide specific voting instructions, your voting rights will be exercised in favor of the proposals of the Board of Directors.

☐	The Independent Representative (Ms. Beatrice Ehlers, Notary Public, pl. St-François 11 P.O. Box CH-1002 Lausanne)

Proposals 1 to 7		FOR	AGAINST	ABST.			FOR	AGAINST	ABST.

1.	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2009	☐	☐	☐	6.	Elections to the Board of Directors

2.	Advisory vote on compensation philosophy, policies and practices	☐	☐	☐	6.1	Re-election of Mr. Erh-Hsun Chang	☐	☐	☐

3.	Appropriation of retained earnings without payment of a dividend for fiscal year 2009	☐	☐	☐	6.2	Re-election of Mr. Kee-Lock Chua	☐	☐	☐

4.	Increase of the number of shares available for issuance under the 2006 Stock Incentive Plan	☐	☐	☐	7.	Re-election of PricewaterhouseCoopers SA as auditors	☐	☐	☐

5.	Release of the Board of Directors and Executive Officers for liability for activities during fiscal year 2009	☐	☐	☐

If voting takes place on proposals that have not been submitted before the Annual General Meeting, I/we hereby authorize Logitech International S.A. or the Independent Representative, as applicable, to vote in favor of the proposal of the Board of Directors.

							☐	☐	☐

Date:	Signature:

Please complete and return this form by August 21st, 2009 in the appropriate enclosed postage paid return envelope to:
-	Logitech International S.A., Shareholders’ Department, Rue du Sablon 2-4, CH-1110 Morges, or
-	Ms. Beatrice Ehlers, Notary Public, Place St-François 11, P.O. Box CH-1002 Lausanne